Exhibit 10.4

MULTI TENANT INDUSTRIAL LEASE -(NET)

2725312 CANADA INC. LANDLORD

and

CONVERTED CARBON TECHNOLOGIES CORP. TENANT

LEASE

Project: 4141 Sladeview Crescent and 4120 Ridgeway Drive, Mississauga, Ontario

Premises: Unit 37, 4120 Ridgeway Drive

TABLE OF CONTENTS

1. LEASE SUMMARY		I
2. DEFINITIONS		2
3. NET LEASE		8
3.1	Net Lease	8
4. LEASE OF PREMISES		8
4.1	Premises	8
4.2	Tenn	8
4.3	Acceptance of Premises	8
4.4	Licence to Use Common Facilities	8
4.5	Quiet Enjoyment	8
4.6	Fixturing of Premises	9
5. RENT		9
5.1	Tenant to Pay	9
5.2	Rent and Management Fee	9
5.3	Deemed Rent and Allocation	9
5.4	Monthly Payments of Operating Costs, Management Fee and Realty Taxes	9
5.5	Adjustments	10
6. TAXES		10
6.1	Payment of Taxes	10
6.2	Taxes Payable by Tenant	10
6.3	Determination of Tenant's Taxes	10
6.4	Business Taxes and Sales Taxes	11
6.5	Tax Bills and Assessment Notices	11
6.6	Contest of Realty Taxes	11
7. OPERATING COSTS		11
7.1	Tenant's Payment of Operating Costs	11
7.2	Excess Costs	12
8. USE OF PREMISES		12
8.1	Permitted Use	12
8.2	Conduct of Business	12
8.3	Tenant's Fixtures	12
8.4	Signs	12
8.5	Prohibited Uses	12
8.6	Waste Removal	13
8.7	Waste and Nuisance	13
8.8	Compliance with Laws	13
8.9	Telecom and Wireless Services	13
8.10	Deliveries	14
8.11	Environmental	14
9. SERVICES AND UTILITIES		16
9.1	Utilities, Heating and Air Conditioning	16
9.2	Exclusive Supplier	17
10. MAINTENANCE, REPAIRS AND ALTERATIONS		17
10.1	Maintenance and Repairs of Premises	17
10.2	Approval of Repairs and Alterations	17
10.3	Notice by Tenant	19
10.4	Ownership of Leasehold Improvements	19
10.5	Construction Liens	19
10.6	Landlord's Obligations	20
11. END OF TERM		20
11.1	Vacating of Possession	20
11.2	Removal of Trade Fixtures	20
11.3	Removal of Leasehold Improvements	21
11.4	Overholding by Tenant	21
12. DAMAGE AND DESTRUCTION		21
12.1	Damage to Premises or Project	21
12.2	Damage to Premises	21
12.3	Damage to Project	22
12.4	Restoration of Premises or Project	22
12.5	Determination of Matters	23

13. INSURANCE AND INDEMNITY		23
13.1	Landlord's Insurance	23
13.2	Tenant's Effect On Landlord's and Other Insurance	23
13.3	Tenant's Insurance	24
13.4	Consequential Damage	25
13.5	Indemnity of Landlord	25
13.6	Parties	25
14. ASSIGNMENT, SUBLETTING AND CHANGE OF CONTROL		25
14.1	Consent Required	25
14.2	Obtaining Consent.	27
14.3	Landlord's Option	28
14.4	Terms of Transfer	28
14.5	Effect of Transfer	29
14.6	Assignment by Landlord	30
15. STATUS AND SUBORDINATION OF LEASE		30
15.1	Status Statement	30
15.2	Subordination	30
15.3	Registration	31
16. DEFAULT AND REMEDIES		31
16.1	Default and Remedies	31
16.2	Interest and Costs	33
16.3	Bankruptcy and Insolvency	33
16.4	Landlord's Right of Distress	33
16.5	Rent Deposit Agreement	33
16.6	Remedies to Subsist	33
16.7	Impossibility of Performance	34
17. CONTROL OF PROJECT		34
17.1	Operation of Project by Landlord	34
17.2	Alterations of the Project	35
17.3	Landlord Not in Breach	35
17.4	Use of Common Facilities	35
17.5	Rules and Regulations	36
17.6	Access to Premises and Suspension of Utilities	36
17.7	Health Emergency	37
17.8	Noise and Vibration	37
18. EXPROPRIATION		38
19. MISCELLANEOUS		38
19.1	Notices	38
19.2	Planning Act.	38
19.3	Complete Agreement	38
19.4	Time of the Essence	38
19.5	Applicable Law	39
19.6	Severability	39
19.7	Section Numbers and Headings	39
19.8	Interpretation	39
19.9	Successors	39
19.10	Acting Reasonably	39
19.11	Joint and Several	39
19.12	Privacy Policy	39
20. LIMITATION OF LIABILITY		40
21. INDEPENDENT LEGAL ADVICE/FREELY NEGOTIATED		40

Schedules:

Schedule "A"	Legal Description of Project
Schedule "B"	Outline Plan of Premises
Schedule "C"	Rent Deposit Agreement
Schedule "D"	Environmental Questionnaire
Schedule "E"	Rules and Regulations

TIDS LEASE is dated October 29, 2013, and is made

B E T W E E N:

2725312 CANADA INC.
(hereinafter called "Landlord")
OF THE FIRST PART

-and -

CONVERTED CARBON TECHNOLOGIES CORP.

(hereinafter called "Tenant")
OF THE SECOND PART

1.  LEASE SUMMARY

The following is a summary of some of the basic terms of this Lease, which are elaborated upon in the balance of this Lease. This Section 1 is for convenience and if a conflict occurs between the provisions of this Section 1 and any other provisions of this Lease, the other provisions of this Lease shall govern.

(a)  Premises:   Unit 37 in the building municipally known as 4120 Ridgeway Drive, Mississauga, Ontario;

(b)  Term: Five (5) years;

(c)  Commencement Date: December 1, 2013;

(d)  Delivery Date: shall have the meaning given to it insubsection 4.2(b) of this Lease;

(e)  Expiry Date: November 30, 2018;

(f)  Basic Rent:   an amount per square foot of the Rentable Area of the Premises per annum as follows:

RENTAL PERIOD	RATE PER SQUARE FOOT RENTABLE AREA PER ANNUM
Years 1, 2 and 3	$7.35
Years 4 and 5	$7.50

Notwithstanding the foregoing, provided there is not then any Uncured Event of Default, Tenant shall not be responsible for the payment of Basic Rent for the first two (2) months of the initial Term only (the "Rent Free Period") but the Tenant shall be responsible for the payment of Additional Rent which becomes due and payable during the Rent Free Period.

If at any time during the Term:

(i)  this Lease is terminated by reason of a default of Tenant;

(ii) Tenant has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors, or has filed a proposal, or has made an assignment for the benefit of creditors or any arrangement or compromise, then in such event, and without prejudice to any of Landlord's other rights and remedies available to it under this Lease and at law, the unamortized portion of the Rent Free Period calculated from the earlier of: (A) the date of the then most recent unpaid rental payment; and (B) the day before the occurrence of either subsection (i) or (ii) above, on the basis of an assumed rate of depreciation on a straight line basis to zero over the Term shall immediately become due and payable to Landlord as Additional Rent.

(g)  Rentable Area of Premises: approximately two thousand, two hundred  and  twenty-four (2,224) square feet, subject to determination in accordance with this Lease;

(h)  Rent Deposit: Six Thousand, Four Hundred, Sixteen Dollars and Seventy-Eight Cents ($6,416.78), of which Two Thousand, Four Hundred, Sixteen  Dollars  and  Seventy-Eight Cents ($2,416.78) will be applied against first Rent accruing due hereunder, with the remainder to be held by Landlord, without interest, as prepaid rent and as security for the performance by Tenant of the terms of this Lease, and applied in accordance with the Rent Deposit Agreement attached hereto as Schedule "C";

(i)  Use of Premises: subject to Article 8 below, solely for the warehousing an{l manufacturing of algea powder as a nutritional ingredient for food, beverages and bio products and, as ancillary thereto, general business offices therefor, to the extent permitted by all Laws and to the extent in keeping with the Building Standard;

(j)           Address for Service of Notice on Tenant:  at the Premises;

Address for Service of Notice on Landlord: c/o Bentall Kennedy (Canada) LP, 10 Carlson Court, Suite 500, Etobicoke, Ontario M9W 6L2, Attention: VP, Property Management; with a copy to Landlord at: c/o Bentall Kennedy (Canada) LP, 55 University Avenue, Suite 300, Toronto, Ontario M5J 2H7, Attention: Director, Asset Management; and c/o Bentall Kennedy (Canada) LP, 3184 Ridgeway Drive, Unit 41, Mississauga, Ontario L5L 5S7, Attention: Property Manager;

2.  DEFINITIONS

Where used in this Lease, the following words or phrases shall have the meanings set forth in the balance of this Article.

2.1  "Additional Rent" shall have the meaning given to it in subsection 5.2(b).

2.2  "Alterations" shall have the meaning given to it in Section 10.2.

2.3  "Basic Rent" shall have the meaning given to it in subsection l(f) hereof.

2.4 "Bio-Medical Waste" shall mean and include all surgical, pathological, laboratory and biological waste of any kind and nature, including sharps and other items associated therewith, all as identified as infectious or bio medical waste under any applicable Laws.

2.5  "Building" means the building in which the Premises are located.

2.6  "Building Standard" means the standard of the Building existing at the date hereof which the parties acknowledge is a first class standard for a building of such quality and age and in the location of the Building.

2.7 "Capital Taxes" means the amount determined by multiplying each of the "Applicable Rates" by the "Project Capital" and totalling the products. "Project Capital" is the amount of capital which Landlord determines, without duplication, is invested from time to time by Landlord, the owners or all of them, in doing all or any of the following: acquiring, developing, expanding, redeveloping and improving the Project. Project Capital will not be increased by any financing or refinancing (except to the extent that the proceeds are invested directly as Project Capital). An "Applicable Rate" is the capital tax rate specified from time to time under any statute of Canada and any statute of the Province which imposes a tax in respect of the capital of corporations. Each Applicable Rate will be considered to be the rate that would apply if none of Landlord or owners employed capital outside of the Province in which the Project is situate.

2.8  "Commencement Date" shall have the meaning given to it in subsection l(c).

2.9  "Common Facilities" means:

(1)  the Project (excluding only Leasable Areas), including, without limitation: all areas, facilities, structures, systems, improvements, furniture, fixtures and equipment forming part of or located on the Project; the lands forming part of the Project; the Parking Facilities and other service areas and facilities, if any; Landlord's management offices and facilities to the extent used for the management of the Project; Storage Areas; and

(2)  all lands, areas, facilities, systems, improvements, structures, furniture, fixtures and equipment serving or benefiting the Project

Landlord shall have the right to designate, amend and re-designate the Common Facilities from time to time.

2.10  "Delivery Date" shall have the meaning given to it in subsection l(d).

2.11 "Environmental Laws" means all statutes, laws, ordinances, codes, rules, regulations, orders, notices, guidelines, guidance notes, policies and directives, now or at any time hereafter in effect, made or issued by any local, municipal, provincial or federal government, or by any department, agency, board or office thereof, or by any board of fire insurance underwriters or any other agency or source whatsoever, regulating, relating to or imposing liability or standards of conduct concerning the natural or human environment (including air, land, surface water, groundwater and real and personal, moveable and immoveable property), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise (collectively, an "Authority").

2.12  "Event of Default" shall have the meaning given to it in subsection 16.l (a).

2.13  "Excess Costs" shall have the meaning given to it in Section 7.2.

2.14  "Expert" means any independent, duly qualified, professional expert appointed by Landlord from time to time and, in the reasonable opinion of Landlord, qualified to perform the function for which such Person is retained.

2.15  "Expiry Date" shall have the meaning given to it in subsection l(e).

2.16  "Financial Covenant" shall have the meaning given to it in subsection 14.l(c)(i).

2.17 "Hazardous Substance" means any solid, liquid, gas, sound, vibration, ray, heat, radiation, odour, or any other substance or thing or mixture of them which alone, or in combination, or in certain concentrations, is or are flammable, corrosive, reactive or toxic or which might degrade or alter (or form part of the process thereof) the quality of the environment or cause adverse effects or be deemed detrimental to living things or to the environment or which is or are likely to affect the life, health, safety, welfare or comfort of human beings or animals or cause damage to or otherwise impair the quality of soil, vegetation, wildlife or property, including, but not limited to: Bio Medical Waste; any radioactive materials; explosives; mold, mildew, mycotoxins or microbial growths; urea formaldehyde; asbestos; polychlorinated biphenyl; pesticides or any other substances declared to be hazardous or toxic under any Environmental Laws or any other substance the removal, manufacture, preparation, generation, use, maintenance, storage, transfer, handling or ownership of which is subject to Environmental Laws.

2.18 "Health Emergency" means a situation in which Landlord determines, based on advice from a medical professional or a directive, bulletin, notice or other form of communication from any Medical Authority, that Persons in the Building are, or may be, exposed to imminent danger from a disease, virus or other biological or physical agents that may be detrimental to human health.

2.19 "Landlord" means the party of the first part named in this Lease and includes the registered and legal holder of fee simple title to the Project, any Person which holds fee simple title to the Project in the capacity of nominee and bare trustee subject to direction by the beneficial owner, and any Person with a beneficial interest in the Project, or any part thereof.

2.20 "Landlord's Parties" shall mean Landlord's agents, managers and management companies, servants, agents, employees and those for whom Landlord and Landlord's managers and management companies, servants, agents, and employees are in law responsible.

2.21 "Landlord's Work" means work to be performed by Landlord at or prior to the Commencement Date as set forth in a prior written agreement between the parties.

2.22  "Lands" means the lands described in Schedule "A".

2.23  "Last Year's Rent" means the Rent payable for the period of the last twelve (12) months of the Term.

2.24 "Laws" means all statutes, regulations, by laws, zoning, orders, rules, requirements and directions of all federal, provincial, municipal and other governmental authorities and other public authorities having jurisdiction, and includes Environmental Laws.

2.25 "Leasable Areas" means all areas and spaces of the Project to the extent designated or intended from time to time by Landlord to be leased to tenants, whether leased or not, but excluding the following, to the extent the same may exist from time to time, and whether or not the same are leased from time to time or all the time: Storage Areas, the Parking Facilities, and service areas and facilities which may be leased or licensed from time to time, and temporary and moveable units such as booths, pushcarts and the like.

2.26  "Lease" means this Lease, including all schedules attached hereto.

2.27 "Leasehold Improvements", where used in this Lease, includes without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in or about the Premises, including any of the same which pre-exist this Lease, and including all telecommunications and computer and other technology wiring, conduits and the like (located in and/or serving the Premises), and all supplemental heating, ventilating air conditioning and humidity control ("HVAC") equipment, and includes all cabling, conduits, connections and attachments associated therewith (located in and/or serving the Premises) as well as the following, whether or not any of the same are in fact Tenant's fixtures or trade fixtures and whether or not they are easily disconnected and moveable: doors, partitions and hardware; mechanical, electrical and utility installations; carpeting, drapes, other floor and window coverings and drapery hardware; decorations; HVAC equipment; lighting fixtures; built in furniture and furnishings; counters in any way connected to the Premises or to any utility services located therein. The only exclusions from "Leasehold Improvements" are free standing furniture, trade fixtures, equipment not in any way connected to the Premises or to any utility systems located therein and, notwithstanding the immediately foregoing, furniture systems.

2.28  Intentionally deleted.

2.29  "Liabilities" shall have the meaning given to it in Section 13.5 hereof.

2.30 "Management Fee" shall mean an amount equal to equal to up to five percent (5%) of Tenant's Proportionate Share of all gross amounts received or receivable by Landlord in respect of the Project for all items, including all such items as are included in this Lease as Rent (except, to avoid duplication, for the amount payable under subsection 5.2(b)(iii)), assuming full occupancy and disregarding any reduction, limitation, deferral or abatement of any amounts in the nature of Rent but excluding any amounts recovered by Landlord from Tenant as Excess Costs and which would be recoverable from other tenants for amounts which would hereunder be Excess Costs if their leases contained provisions similar to those contained herein.

2.31  "Medical Authority" includes any medical officer of health, medical professional, any local municipal, provincial and/or federal government (including any department, agency, board and/or office thereof) and any public health authority.

2.32 "Notice" means any notice, demand, request or other instrument which may, or is required to, be given under this Lease, any or all of which shall be in writing. For greater certainty, Notices shall not include annual rental notices, notices of estimates or re-estimates of amounts payable under this Lease, demands for payment of Excess Costs or other amounts payable under this Lease, Final Statements, or other incidental correspondence between the parties.

2.33

(a)  "Operating Costs" means the aggregate of all expenses and costs of every kind determined, for each fiscal period designated   Landlord, on an accrual basis and without duplication, incurred by or on behalf of Landlord with respect to and for the operation, maintenance, repair, replacement and management of the Project and all insurance relating to the Project. Provided that if the Project is less than one hundred percent (100%) completed, leased and/or occupied for any time period, Operating Costs shaH be adjusted to mean the amount obtained by adding to the actual Operating Costs during such time additional costs and amounts as would have been incurred or otherwise included in Operating Costs if the Project had been one hundred percent (100%) completed, leased and/or occupied as determined by Landlord, acting reasonably. Landlord shall be entitled to adjust upward only those amounts which may vary depending on occupancy and in no event shall this provision entitle Landlord to recover more than Landlord actually incurs in respect of any adjusted item or require Tenant to pay in respect of such adjusted item more than Tenant would have had to pay had the Project been one hundred percent (100%) completed, leased and occupied.

Without in any way limiting the generality of the foregoing, Operating Costs shall include all costs in respect of the following:

(i)  all remuneration including wages and benefits of employees to the extent employed or engaged in the operation, maintenance, repair, replacement, and management of the Project including contributions and premiums towards unemployment and Workers Compensation insurance, pension plan contributions  and similar premiums and contributions;

(ii)  costs of telecommunications and broadband services and facilities (including riser, rooftop, telephone room and wireless management), information technology, public address systems, telephone answering services and systems, telecopier, stationery, office equipment, supplies, signs and directory boards and other services and materials required for the management, maintenance, and operation (whether on, or off-site, and whether incurred by Landlord or its management company) of the Project;

(iii)  HVAC and fire life safety and sprinkler maintenance and monitoring, if any, of the Project;

(iv)  to the extent applicable from time to time during the Term, as same may be extended or renewed: cleaning of the Common Facilities; exterior window cleaning; recycling and waste removal and pest control services for the Common Facilities;

(v)  the provision of all utilities supplied to the Project and the cost of consumption of all utilities consumed on the Project including, without limitation, heat, light, power, fuel, processed air, hot and cold water, gas, electricity, steam, sewer charges and any other utilities or forms of energy, and the costs incurred for the purpose of allocating utilities among the occupants of the Project;

(vi)  landscaping and maintenance of all outside areas, including snow and ice removal;

(vii)  amortization of the costs of all items which Landlord, in its sole discretion, chooses not to charge in the year incurred, over such period as determined by Landlord in its sole discretion, on a straight line basis to zero and interest to be calculated and paid annually on the unamortized cost of such items in respect of which amortization is included herein at two percent (2%) per annum in excess of the Prime Rate;

(viii)  all insurance which Landlord is obliged to obtain and/or which Landlord otherwise obtains and the cost of any deductible amounts payable by Landlord in respect of any insured risk or claim, including, but not limited to, premiums, brokerage fees, self insured retentions, adjusters' fees and insurance department costs;

(ix)  policing, supervision, security, and traffic and parking control;

(x)  all maintenance, repairs and replacements in respect of the Project and all machinery, furniture, furnishings, equipment, facilities, systems, property and fixtures located therein;

(xi)  engineering, accounting, legal and other consulting and professional services related to the Project, including the cost of preparing and verifying statements respecting Operating Costs and Realty Taxes;

(xii)  signs including, without limitation, the cost of all repairs, maintenance and rental charges in respect thereof;

(xiii)  business taxes, if any, on Common Facilities, Realty Taxes charged against or in respect of or reasonably allocated by Landlord to Common Facilities and the amount, if any, of Realty Taxes charged against the Project in excess of the amount of Realty Taxes in the aggregate, charged against or allocated by Landlord to Leasable Areas;

(xiv)  contribution, as determined by Landlord, acting reasonably and bona fide, on account of all costs in the nature of those included in Operating Costs and/or Realty Taxes in respect of all shared facilities and services including, without limitation, amenities (whether on or outside the Project) made available for occupants of the Project, roads, loading areas and docks, parking ramps, driveways and exterior areas, which will be shared by users of the Project and the users of any other properties and all costs in the nature of Operating Costs incurred by Landlord in consequence of its interest in the Project such as landscaping of municipal areas, maintaining, cleaning, and clearing of ice and snow from municipal sidewalks, adjacent properties and the like and all charges and amounts payable under a reciprocal cost sharing agreements with the owners of any other buildings or structures;

(xv)  Capital Taxes, if applicable, to the extent payable by, or assessed against, Landlord;

(xvi)  Sales Taxes payable by Landlord on any amounts included in Operating Costs (excluding any such Sales Taxes which are available to and claimed by Landlord as a credit or refund in determining Landlord's net tax liability on account of Sales Taxes, but only to the extent that such Sales Taxes are included in Operating Costs);

(xvii)  the fair rental value (having regard to rentals prevailing from time to time for similar space) of amenities for the Project and of space occupied by Landlord or others for management, supervisory, administrative or operational purposes relating to the Project and all office expenses incurred therein;

(xviii)  costs and expenses of environmental site reviews and investigations and, to the extent not recovered from third parties or from insurance proceeds, if any, actually received by Landlord, the costs of removal, remediation and/or clean-up of Hazardous Substances, provided such remediation and/or clean-up is not required as a result of the act or omission of Landlord or Landlord Parties (in which case Landlord shall be responsible for one hundred percent (100%) of such costs) or as a result of the act or omission of Tenant or Tenant's Parties (in which case Tenant will be responsible for one hundred percent (100%) of the such costs);

(xix)  all costs incurred by Landlord for the purpose or intent of:

(1)  appealing, investigating and/or reducing any Operating Costs, Realty Taxes or other taxes, utility consumption or greenhouse gas emissions, whether or not any of such Operating Costs, Realty Taxes or other taxes, utility consumption or greenhouse gas emissions are in fact reduced; and

(2)  improving the operation of the Project and the machinery, furniture, furnishings, equipment, facilities, systems, property and fixtures located therein;

(xx)  costs incurred for the purpose of allocating Realty Taxes and/or utilities among Tenant and other occupants of the Project;

(xxi)  interest on deposits paid by Landlord to the supplier of a utility at a rate which shall be two percent (2%) per annum in excess of the Prime Rate;

(xxii)  the amount of any deposits paid to a utility supplier lost by Landlord as a result of any bankruptcy of any utility supplier amortized over a period of three (3) years from the date of such bankruptcy and interest thereon at a rate of two percent (2%) in excess of the Prime Rate; and

(xxiii)  the costs of preparing, updating and maintaining a pandemic risk assessment and/or plan for responding to any real or perceived Health Emergency, as well as actual costs of dealing with a Health Emergency including, without limitation, the costs of purchasing and  maintaining  equipment,  reasonable  inventories  of  emergency  supplies  and  any increased or additional costs for personnel and supplies relating to the implementation of security, screening and/or sanitization procedures.

(b)  Operating Costs, however, shall be reduced by the following to the extent actually received by Landlord:

(i)  proceeds of insurance and damages paid by third parties in respect of and to the extent of costs included in Operating Costs as set forth above;

(ii)  contributions from parties, other than tenants of the Project, if any, in respect of their sharing the use of Common Facilities, such as shared driveways, but not including in such contributions rent or fees charged directly for the use of any Common Facilities such as parking fees, if any, and rent for Storage Areas; and

(iii)  amounts, if any, received by Landlord on account of Excess Costs.

(c)  Operating Costs, however, shall exclude the following:

(i)  Realty Taxes except to the extent included as set forth above (the intent being not to duplicate Tenant's obligations in respect thereof pursuant to other provisions of this Lease);

(ii)  expenses incurred by Landlord in respect of other tenants' leasehold improvements;

(iii)  costs of repairs or replacements to the extent that such costs are recovered by Landlord pursuant to construction warranties;

(iv)  costs of utilities consumed in respect of Leasable Areas, if separately charged to tenants of the Building, to be determined by separate meters where practicable or by Landlord acting reasonably (the intent being not to duplicate the amounts included in Operating Costs with amounts charged pursuant to Article 9 of this Lease and  comparable provisions in other leases of premises in the Project);

(v)  ground rent and the purchase price of the acquisition of the Project and financing payments in respect thereof;

(vi)  commitment, stand-by, finance, mortgage and interest charges on the debt of Landlord;

(vii)  amounts expended by Landlord for advertising and promotion (including the costs of commissions, advertising and legal expenses) and the costs of inducements (including Landlord's work) all incurred in connection with the leasing of premises in the Building, or any part of the Project;

(viii)  bad debts and any collection and legal costs associated with the same; and

(ix)  costs of the Landlord's Work.

(d)  Landlord, acting reasonably, shall have the right to allocate Operating Costs or any portion or portions thereof to such portion or portions of the Building or the Project as Landlord shall determine.

(e)  For greater certainty, to the extent to which Operating Costs do not include the cost of providing in-suite janitorial services, interior window cleaning, recycling and waste removal and pest control services for the Premises, same shall be provided by Tenant, at Tenant's sole cost and expense, to Building Standard, using reputable contractors which have received Landlord's prior written approval.

2.34  "Parking Facilities" means any parking areas and facilities and any other similar service areas and facilities located on the Lands and serving the Project.

2.35 "Permitted Transfer" has the meaning given to it in subsection 14.l(c) and "Permitted Transferee" has a corresponding meaning.

2.36 "Person" means any Person, firm, partnership or corporation, or any group or combination of Persons, firms, partnerships or corporations.

2:37  "Premises" shall have the meaning given to it in subsection l(a), approximately as shown outlined on the site plan attached hereto as Schedule "B". The purpose of Schedule "B" is to show the approximate location of the Premises and the contents thereof are not intended as a representation of any kind as to the precise size or dimensions of the Premises or any other aspects of the Project. The Rentable Area of the Premises is as set forth in subsection l(g). The Premises shall include, without limitation, all Leasehold Improvements and the interior faces of permanent walls (including entrance and exit doors) and windows and all services, equipment and systems located in the Premises, including all services which exclusively serve the Premises and which are located within the Premises but excluding base Building services which serve Leasable Areas in the Building other than the Premises, but which run through the Premises ("Base Building Services"). The Premises shall extend from the structural sub floor to the structural ceiling, subject to the exclusion for Base Building Services, and excluding, for clarification, the exterior faces of the perimeter walls and windows.

2.38 "Prime Rate" means the rate of interest known as the prime rate of interest charged by Landlord's bank in Toronto which serves as the basis on which other interest rates are calculated for Canadian dollar loans in Ontario from time to time.

2.39  "Project" means the Lands, the Building and all other buildings, structures, improvements, equipment and facilities of any kind erected or located thereon from time to time.

2.40 "Proportionate Share" means a fraction which has as its numerator the Rentable Area of the Premises and which has as its denominator the aggregate Rentable Area of Leasable Areas within the Project or Building or such portion or portions thereof to which Landlord, acting reasonably and equitably, shall allocate such items of which Tenant is required to pay the Proportionate Share, all as determined by Landlord, acting reasonably and equitably, subject to adjustment pursuant to subsection 7.2(b). For the purpose of determining the denominator as aforesaid, the Rentable Area of all Leasable Areas within the Project or Building shall be determined in the same manner as the Rentable Area of the Premises as set forth in the definition of "Rentable Area" below.

2.41 "Realty Taxes" means all taxes, rates, duties, levies, fees, charges, local improvement rates, imposts, charges and assessments whatever, including school taxes, water and sewer taxes, extraordinary and special assessments and all rates, charges, excises or levies, whether or not of the foregoing nature (collectively "Taxes"), and whether municipal, provincial, federal, regional, school, parking or otherwise, which may be levied, confirmed, imposed, assessed, charged or rated against the Project or any part thereof or any furniture, fixtures, equipment or improvements therein, or against Landlord in respect of any of the same or in respect of any rental or other compensation receivable by Landlord and/or the owners of the Project in respect of the same, including all of such Taxes which may be incurred by or imposed upon Landlord and/or the owners of the Project or the Project in lieu of or in addition to the foregoing including, without limitation, any Taxes on real property rents or receipts as such (as opposed to a tax on such rents as part of the income of Landlord), any Taxes based, in whole or in part, upon the value of the Project, any commercial concentration or similar levy in respect of the Project. For clarification, Realty Taxes shall not include any taxes personal to Landlord such as income tax, inheritance tax, gift tax or estate tax nor shall Realty Taxes include any penalties or fines incurred as a result of Landlord's late payment of same, provided Tenant has in fact remitted such Realty Taxes as and when required hereby and provided same are not being bona fide contested and/or withheld by Landlord.

2.42  "Remediation" shall have the meaning given to it in subsection 8.1 l(c). "Remediate", "Remediated" and "Remediating" shall have corresponding meanings.

2.43  "Rent" shall have the meaning given to it in Section 5.1.

2.44 "Rentable Area" of the Premises shall be calculated in accordance with the current Standard Methods For Measuring Floor Area in Industrial Buildings, BOMA/SIOR 2009, Drip Line Methodology (Method B). Every other Rentable Area shall be as determined by the Expert from time to time and each such determination shall be binding upon the parties hereto and the cost of such determination shall be included in Operating Costs.

2.45  "Rent Deposit Agreement" shall mean the Rent Deposit Agreement provided pursuant to this Lease.

2.46 "Sales Taxes" means all goods and services, business transfer, multi-stage sales, sales, use, consumption, harmonized, value-added or other similar taxes imposed by any federal, provincial or municipal government upon Landlord or Tenant in respect of this Lease, or the amounts payable by Tenant hereunder or the goods and services provided by Landlord hereunder including, without limitation, the rental of the Premises and the provision of administrative services to Tenant hereunder.

2.47 "Storage Areas" means all areas, if any, as designated by Landlord from time to time to be used for storage purposes.

2.48  "Substantially Complete", when applied to any Landlord's Work, means sufficiently completed (i) to the point where Tenant may commence Tenant's Work, if any, and (ii) if no such Tenant's Work is required to be performed, to the point where Tenant may commence  the use of the Premises, in either case without undue interference by Landlord. "Substantially Completed" and "Substantial  Completion" shall have corresponding meanings.

2.49 "Tenant's Parties" shall mean any Transferee and any of Tenant's or Transferee's servants, agents, employees, invitees, licensees, sub tenants, concessionaires, contractors or Persons for whom Tenant or the Transferee or any of them are in law responsible.

2.50 "Tenant's Work" means all Leasehold Improvements (save and except for any Landlord's Work) completed prior to the Commencement Date by or on behalf of Tenant which are required to complete the Premises for Tenant's business operations thereon, all of which shall be completed at Tenant's sole cost and expense, to no less than the base Building standard then in effect for the Project, in accordance with the applicable provisions of this Lease, and in accordance with the "Tenant Design Criteria ManuaI'', if any, applicable to the Project. Tenant will not be permitted to commence any Tenant's Work until this Lease has been fully-executed and delivered. For greater certainty, except where expressly indicated herein to the contrary, Alterations  include Tenant's Work. Without  limiting  the generality  of the foregoing, Tenant shall, as part  of Tenant's Work, at its sole cost and expense and in a good and workmanlike manner, and subject to the prior written approval of the Landlord and in accordance with applicable Laws: (i) install drains in the rear office and kitchen areas; and (ii) remove the existing carpet from rear office and kitchen areas.

2.51  "Term" shall have the meaning given to it in subsection 1(b) hereof.

2.52  "Uncured Event of Default" means an outstanding Event of Default as described in subsection 16.l (a)(i) or (ii) not cured within the period  described in subsection  16.l(b)(i) or (ii) respectively  (or thereafter),  or any other uncured Event of Default.

3.  NET LEASE

3.1         Net Lease

It is the intent of the parties hereto that, except as expressly herein set out, this Lease be a lease that is absolutely net to Landlord, and that Landlord shall not be responsible for any expenses or obligations of any kind whatsoever in respect of or attributable to the Premises or the Project.

4.  LEASE OF PREMISES

4.1  Premises

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises.

4.2  Term

(a)  The Term of this Lease shall commence on the Commencement Date and expire on the Expiry Date.

(b)  Tenant shall be entitled to possession of the Premises from the date ("Delivery Date") which falls two (2) business days from the date upon which this Lease is fully executed and delivered, until the date immediately preceding the Commencement Date in order to complete Tenant's Work  in the Premises and, thereafter, in order to commence carrying on business therefrom ("Fixturing Period"). During the Fixturing Period,  Tenant shall not be obligated to pay Basic Rent, Operating Costs, the Management Fee or Realty Taxes but shall be liable for all other costs and obligations including charges for utilities and the costs of any additional services in accordance with this Lease for which Tenant will be obligated to pay, and Tenant shall be subject to all the other terms and conditions of this Lease insofar as they are applicable including, without limitation, the obligation to maintain insurance, and the provisions relating to the liability of Tenant for its acts and omissions, and the acts and omissions of its servants, employees, agents, contractors, invitees, concessionaires and licensees and the indemnification of Landlord and others under this Lease.

(c)  On or before the Delivery Date, Tenant shall deliver to Landlord: certificate(s) evidencing requisite insurance coverage under this Lease; the Rent Deposit; post-dated Rent cheques (or account information, as the case may be) as required pursuant to this Lease; and evidence, satisfactory to Landlord, that the utilities for the Premises have been changed into the name of Tenant. Possession of the Premises shall not be given to Tenant until all of the foregoing has been delivered; notwithstanding any resulting delay in the delivery of possession of the Premises, there shall be no corresponding delay in the Commencement Date.

4.3  Acceptance of Premises

Tenant accepts the Premises in the state and condition in which they are received from Landlord, "as is", except only to the extent of any deficiency in Landlord's Work, if any, which is expressly and particularly set out in a written deficiency list developed by the parties during their initial move-in inspection of the Premises.

4.4  Licence to Use Common Facilities

Subject to all other relevant provisions of this Lease, Landlord grants to Tenant the non-exclusive licence during the Term to use for their intended purposes, in common with others entitled thereto, such portions of the Common Facilities as are reasonably required for the use and occupancy of the Premises.

4.5  Quiet Enjoyment

Subject to all of the terms of this Lease and subject to Tenant's paying all Rent and  performing  all obligations whatsoever as and when the same are due to be paid and performed by Tenant, Tenant may peaceably possess and enjoy the Premises for the Term without interruption by Landlord or any Person claiming by, from or under Landlord.

Tenant acknowledges that this Lease may be subject to encumbrances registered against the Premises as of the date hereof and Tenant acknowledges that it shall be responsible for all costs, charges or expenses incurred to comply with any obligations resulting from same.

4.6  Fixturing of Premises

By the Commencement Date, Tenant will fixture the Premises and commence business thereon.

5.  RENT

5.1  Tenant to Pay

Tenant will pay in lawful money of Canada at par at such address as shall be designated from time to time by Landlord Basic Rent and Additional Rent (all of which is herein sometimes referred to collectively as "Rent") as herein provided without any deduction, set-off or abatement whatsoever, Tenant hereby agreeing to waive any rights it may have pursuant to the provisions of Section 35 of the Commercial Tenancies Act (Ontario) or any other statutory provision to the same or similar effect and any other rights it may  have at law to set-off. On the Commencement Date and the first day of each year thereafter and at any time when required by Landlord, Tenant will deliver to Landlord as requested by Landlord either post-dated cheques or a requisition for a pre authorized debit from Tenant's bank account in such form as reasonably required by Landlord, for all payments of Basic Rent and estimates by Landlord of Additional Rent or any portions thereof payable during the balance of such fiscal period.

5.2  Rent and Management Fee

(a)  Tenant will pay to Landlord Basic Rent in equal monthly instalments in advance on the first day of each month during the Term.

(b)  In addition to Basic Rent, Tenant will pay to Landlord as Additional Rent: (i) all other amounts as and when the same shall be due and payable pursuant to the provisions of this Lease (all of which shall be deemed to accrue on a per diem basis); (ii) all other amounts payable pursuant to any other agreement or obligation between Landlord and Tenant (whether or not related to the Premises) as and when the same shall be due and payable; and (iii) the Management Fee. Tenant will promptly deliver to Landlord upon request evidence of due payment of all payments of Additional Rent required to be paid by Tenant hereunder, to the extent same are payable to other than Landlord.

(c)  Landlord has estimated that Tenant's obligations hereunder in respect of Operating Costs, the Management Fee and Realty Taxes for the year 2013 would be approximately Four Dollars and Nineteen Cents ($4.19) per square foot of the Rentable Area of the Premises, subject to adjustment at year-end in accordance with this Lease; it is understood that this estimate by Landlord is a bona fide estimate made as of January 1, 2013, but that it is not intended by Landlord to be relied upon by Tenant and is not binding and does not impose liabilities on Landlord or affect Tenant's obligations hereunder.

5.3  Deemed Rent and Allocation

(a)  If there is an Event of Default in payment of any Rent (whether to Landlord or otherwise) or any Sales Taxes as and when the same are due and payable hereunder, Landlord shall have the same rights and remedies against Tenant (including rights of distress and the right to accelerate Rent in accordance with Section 16.l ) upon the occurrence of such Event of Default as if such sum or sums were Rent in arrears under this Lease. All Rent and Sales Taxes shall, as between the parties hereto, be deemed to be Rent due or Sales Taxes due on the dates upon which such sum or sums were originally payable pursuant to Section 5.1 of this Lease.

(b)  No payment by Tenant or acceptance of payment by Landlord of any amount less than the full amount payable to Landlord, and no endorsement, direction or note on any cheque or other written instruction or statement respecting any payment by Tenant will be deemed to constitute payment in full or an accord and satisfaction of any obligation of Tenant and Landlord may receive any such lesser amount and any such endorsement, direction, note, instruction or statement without prejudice to any of Landlord's other rights under this Lease or at law, whether or not Landlord notifies Tenant of any disagreement with or non-acceptance of any amount paid or any endorsement, direction, note, instruction or statement received.

(c)  Tenant agrees that Landlord may, at its option, apply all sums received by Landlord in respect of Rent as Landlord shall determine, save and except for any amounts which are the subject of a bona fide dispute of which Tenant has delivered prior Notice to Landlord.

5.4  Monthly Payments of Operating Costs, Management Fee and Realty Taxes

Landlord may from time to time estimate any amount(s) payable by Tenant pursuant to any provisions of this Lease for the then current or the next following fiscal period, provided that Landlord may, in respect of any particular item, shorten such fiscal period to correspond to a shorter period within any fiscal period, where such item, for example Realty Taxes, is payable in full by Landlord over such shorter period, and may notify Tenant in writing of the estimated amounts thus payable by Tenant, which notification need not include particulars. The amounts so estimated shall be payable by Tenant in advance in equal monthly instalments over the fiscal period, such monthly instalments being payable on the same day as the monthly payments of Basic Rent. Landlord may, from time to time, designate or alter the fiscal period selected in each case. Notwithstanding the foregoing, no change in the fiscal period shall result in Tenant paying a greater amount than that amount which would have been payable but for such change. As soon as practicable, not to exceed one hundred and eighty (180) days (it being hereby acknowledged that neither party shall be relieved of its obligations hereunder as a result of Landlord's failure to deliver such statement within such one hundred and eighty (180) day period) after the expiration of each fiscal period, Landlord shall make a final determination of the amounts payable by Tenant pursuant hereto for such fiscal period and shall furnish to Tenant, showing in reasonable detail the method by which the same has been calculated, a statement of the actual Operating Costs, the Management Fee and Realty Taxes for such fiscal period ("Final Statement"). If the amount determined to be payable by Tenant as aforesaid shall be greater or less than the payments on account thereof made  by Tenant  prior to the date of such determination, then the appropriate adjustments will be made and Tenant will pay any deficiency to Landlord within thirty (30) days after delivery of the Final Statement and the amount of any overpayment shall, at Landlord's option, be paid to or credited to the account of Tenant within thirty (30) days after the delivery of the Final Statement. Tenant agrees that it shall not be entitled to make any claim, including the commencing of an action against Landlord, with respect to any Additional Rent charges payable hereunder for any fiscal period unless such claim is made within three (3) months after the date on which Landlord has delivered to Tenant a Final Statement for such fiscal period; subject to any claim being made within the time as aforesaid, each Final Statement shall be final and binding on Tenant.

5.5  Adjustments

(a)  All amounts of Rent payable for less than a full month or year or payable for any period not falling entirely within the Term shall be adjusted between Landlord and Tenant on a per diem basis.

(b)  All amounts of Rent determined or estimated as an amount per square foot shall be adjusted between Landlord and Tenant based on the determination or re-determination from time to time, of Rentable Area of the Premises or other areas within the Project. The effective date of adjustment shall be: (i) in the case of the initial leasing of the Premises, the Commencement Date; (ii) in the case of a reconfiguration of areas within the Project, the effective date of such reconfiguration; and (iii) in the case of error, the date upon which such error became known to the parties.

6.  TAXES

6.1  Payment of Taxes

Landlord shall have the right to require Tenant to pay Realty Taxes and any other taxes which are Tenant's responsibility as set out herein to the relevant taxing authority or Landlord shall have the right to pay any such Realty Taxes or other taxes directly to such taxing authority without thereby affecting Tenant's obligation to pay or contribute to such Realty Taxes or other taxes. To the extent Realty Taxes are actually received by Landlord from Tenant, and subject to Landlord's rights herein to be able to contest or withhold same, Landlord shall pay same to the relevant taxing authority.

6.2  Taxes Payable by Tenant

Tenant will pay to Landlord or the relevant taxing authority, as required by Landlord, all Realty Taxes levied, confirmed, imposed, assessed or charged (herein collectively or individually referred to as "charged") against or in respect of the Premises and all furnishings, fixtures, equipment, improvements and alterations in or forming part of the Premises, and including, without limiting the generality of the foregoing, any such Realty Taxes charged against the Premises in respect of Common Facilities.

6.3  Determination of Tenant's Taxes

Whether or not there is a separate bill for Realty Taxes charged against the Premises or a separate assessment, the Realty Taxes charged against the Premises shall be determined by Landlord and the cost of making such determination shall be included in Operating Costs. In making such determination Landlord shall have the right, but not the obligation, to allocate Realty Taxes to the Premises and all other portions of the Project by using such criteria as Landlord, in its sole discretion, shall determine to be relevant including, without limitation:

(a)  the then current established principles of assessment used by the relevant assessing authorities;

(b)  assessments of the Premises and any other portions of the Project in previous periods of time;

(c)  the Proportionate Share;

(d)  any act, religion or election of Tenant or any other occupant of the Project which results in an increase or decrease in the amount of Realty Taxes which would otherwise have been charged against the Project or any portion thereof;

(e)  the quality of construction, use, location within the Project or income generated by the Premises and/or the assessor's valuation of the Premises or Project; and

(t) tax classifications of tenants in the Project, as determined by Landlord.

Notwithstanding any other contrary provisions of this Lease, if, at any time during a fiscal period, any part of the Project is not one hundred percent (100%) occupied, the Realty Taxes shall be allocated by Landlord to the Building(s), the Common Facilities and the other components of the Project without regard to any credits which may be received or receivable by Landlord in respect of any vacant premises within the Project and without regard to any reduced tax rate for such vacant premises. For clarification, Landlord shall be entitled to receive or retain, for its own account, all Realty Tax credits for vacancies and nil or lower tax rates chargeable in respect of Leasable Areas occupied by other tenants of the Project. Landlord may use an expert to assist it in making such determination and allocation and all cost incurred in so doing shall be included in Operating Costs.

6.4  Business Taxes and Sales Taxes

(a)  Tenant will pay as and when the same are due and payable all taxes, if any, reasonably allocated by Landlord which are attributable to the personal property, trade fixtures, income, occupancy, sales or business of Tenant or any other occupant of the Premises and to the use of the Premises by Tenant or any other occupant, whether or not charged against Landlord or the Premises.

(b)  Tenant will pay to Landlord when due all Sales Taxes imposed on Landlord or Tenant, in respect of this Lease.

6.5  Tax Bills and Assessment Notices

Tenant will promptly deliver to Landlord forthwith upon Tenant's receiving the same:

(a)  copies of all assessment notices, tax bills and any other documents received by Tenant related to Realty Taxes chargeable against or in respect of the Premises or the Project; and

(b)  receipts for payment of Realty Taxes and business taxes, if any, payable by Tenant directly to the taxing authority pursuant hereto.

On or before the expiry of each fiscal period, Tenant will provide to Landlord evidence satisfactory to Landlord that all Realty Taxes and business taxes, if any, payable by Tenant directly to the taxing authority pursuant to the terms hereof up to the expiry of such fiscal period, including all penalties and interest resulting from late payment of Realty Taxes and business taxes, have been duly paid.

6.6  Contest of Realty Taxes

(a)  Realty Taxes, or the assessments in respect of Realty Taxes, which are the subject of any contest by Landlord shall nonetheless be payable by Tenant in accordance with the foregoing provisions hereof provided, however, in the event Tenant has paid any amount in respect of Realty Taxes in excess of, or less than, the amount ultimately found payable as a result of the disposition of any such contest, then the appropriate adjustments will be made and either Tenant will pay any deficiency to Landlord within thirty (30) days after delivery of written notice from Landlord in respect thereof or, to the extent Landlord receives a refund as a result of such adjustment, the appropriate amount (net of all costs incurred in obtaining such refund) of such refund shall be credited to the account of Tenant or paid to Tenant, net of any amounts then owing by Tenant to Landlord, where the Term has expired without renewal.

Landlord may contest any Realty Taxes with respect to the Premises or all or any part of the Project and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement, compromise or conclusion in respect thereof and Tenant consents to Landlord's so doing. Tenant will co-operate with Landlord in respect of any such contest and appeal and shall make available to Landlord such information in respect thereof as Landlord requests. Tenant will execute forthwith on request all consents, authorizations or other documents as Landlord requests to give full effect to the foregoing.

Tenant will not contest any Realty Taxes or appeal any assessments related to the Premises or the Project.

(b)  At Landlord's sole option, in lieu of including the same in Operating Costs, Tenant will pay, as Additional Rent, its share of the costs of investigating and contesting Realty Taxes and/or assessments on the following basis: (i) Proportionate Share; (ii) as allocated based on Realty Taxes payable by Tenant pursuant hereto; or (iii) based on any tax savings realized as a result of such investigation and contesting of Realty Taxes and/or assessments in respect thereof.

7.  OPERATING COSTS

7.1  Tenant's Payment of Operating Costs

Tenant will pay to Landlord the Proportionate Share of Operating Costs.

7.2  Excess Costs

(a)  If, by reason of:

(i)  the particular use or occupancy of the Premises or any of the Common Facilities; or

(ii)  the requirement  for any services beyond  Building  standard  services, such as, without limitation, waste removal;

additional costs in the nature of Operating Costs such as, without limitation, costs of: insurance (including insurance increases incurred by tenants of the Project); security; and/or waste disposal, are incurred in excess of the costs which would otherwise have been incurred for such items, then Landlord shall have the right, but not the obligation, to determine such excess costs on a reasonable basis ("Excess Costs") and require Tenant to pay such Excess  Costs,  plus  fifteen percent (15%) of the amount thereof.

(b)  If Tenant or any other tenant of the Project, pursuant to its lease or otherwise by arrangement with Landlord, provides at its cost any goods or services the cost of which would otherwise be included in Operating Costs, or if any goods or services the cost of which is included in Operating Costs benefit any portion of the Project to a materially greater or lesser extent than any other portion of the Project, then either the denominator for determining a Proportionate Share, or alternatively the amount of Operating Costs, may be adjusted as determined by Landlord, at its option, to provide for the equitable allocation of the cost of such goods and services among the tenants of the Project.

8.  USE OF PREMISES

8.1  Permitted Use

(a)  Tenant covenants that it will not use and shall not cause, suffer or permit the Premises to be used for any purpose other than as described in subsection I (i) hereof. Tenant acknowledges that: (i) Landlord is making no representation or warranty as to Tenant's ability to use the Premises for its intended use; and (ii) prior to executing this Lease, Tenant will be required to  perform  such searches, and satisfy itself, that its use is permitted under all applicable Laws, and that Tenant will be able to, and will, at its sole cost and expense, obtain an occupancy permit.

(b)  Tenant acknowledges that Landlord has granted exclusive covenants  and may grant other exclusive covenants to tenants of the Project and accordingly, Tenant covenants that it shall carry on only the business permitted to be carried on in the Premises as and to the extent set out in subsection 1(i) of this Lease and in no other manner whatsoever.

8.2  Conduct of Business

Tenant will conduct its business in the Premises in an up to date first class and reputable manner, in keeping with the Building Standard.

8.3  Tenant's Fixtures

Tenant will install and maintain in the Premises at all times during the Term trade fixtures, furnishings and equipment at least equal to Building Standard. Tenant will not remove any trade fixtures or other contents from the Premises during the Term except that Tenant may, provided there is no Uncured Event of Default,  remove trade fixtures or contents in the ordinary course of business or for the purpose of replacing them with others at least equal in value and function to those being removed.

8.4  Signs

Tenant will not erect, install or display any sign or display within the Premises which is visible from the exterior thereof, nor shall Tenant erect, install or display any sign or display anywhere on the Building or Lands, save and except only for one Building standard sign identifying Tenant's business in the Premises to be located on the exterior wall fa<;ade of the Building above or adjacent (as dictated by the sign policy applicable to the Project) to the main entry door to the Premises, to be installed by Tenant in accordance with the standard sign policy in effect for the Project and to be maintained by Tenant during the Term in accordance with Building Standard. Tenant will be solely responsible for all costs associated with the supply, installation, operation, maintenance, repair and replacement of such sign, including any costs of utility consumption, insurance and taxes related thereto and, upon the expiry or earlier termination of this Lease, Tenant will remove such sign from the Building and shall restore the Building to the condition in which it existed prior to the installation and removal of such sign, and shall repair any damage caused thereby.

8.5  Prohibited Uses

Tenant will not cause, suffer or permit the Premises or any part thereof to be used at any time during the Term for any of the following sales, businesses or activities:

(a)  any retail or wholesale sales activities;

(b)  any auction;

(c)  any sale of tickets for theatre or other entertainment events or lottery tickets;

(d)  any use which would result in people waiting in Common Facilities to enter the Premises or any other type of business or business practice which would, in the sole opinion of Landlord, tend to lower the character or image of the Project or any portion thereof;

(e) a call centre;

(f) a school or training centre of any kind; or

(g)  any use which might:

(i)  result in an actual or threatened cancellation of or adverse change in any policy of insurance of Landlord or others on or related to the Project or any part or contents thereof; or

(ii)  be prohibited by any policy of insurance of Landlord or any others in force from time to time in respect of the Project or any part or contents thereof.

The inclusion of the foregoing provisions of this Section 8.5 shall not be deemed to be a covenant, representation or warranty of Landlord that any of the foregoing activities will not be authorized by Landlord to be conducted on any part of the Project.

8.6  Waste Removal

Tenant will not allow any refuse, garbage or any loose, objectionable material to accumulate in or about the Premises or the Project. Tenant at its expense shall at all times comply with Landlord's rules and regulations regarding the separation, removal, storage and disposal of waste for the Premises. Landlord shall have the option to take over the function of separating, removing and/or disposing of the waste and the cost to Landlord of same shall be included in Operating Costs. Tenant will be responsible for all costs of removal of waste from the Premises other than costs of routine waste removal included in Operating Costs.

8.7  Waste and Nuisance

(a)  Tenant will not cause, suffer or permit any waste or damage to the Premises or Leasehold Improvements, fixtures or equipment therein nor permit any overloading of the floors thereof and shall not use or permit to be used any part of the Premises for any dangerous, noxious or offensive activity or any activity which involves dangerous, noxious or offensive goods and shall not do or bring anything or permit anything to be done or brought on or about the Premises or the Project which results in undue noise, odour or vibration or which Landlord may reasonably deem to be a nuisance or annoyance (including, for greater certainty, labour disturbances) to any other tenants or any other Persons permitted to be on the Project (collectively "Nuisance"). If Landlord determines that any Nuisance exists on or emanates from the Premises, Tenant will, forthwith on notice, remedy the same. Tenant will take every reasonable precaution to protect the Premises and the Project from risk of damage by fire, water or the elements or any other cause.

(b)  Tenant will not, and shall not permit anyone else to, place anything on the roof of the Building or go on to the roof of the Building for any purpose whatsoever, without Landlord's prior written approval, which may be arbitrarily withheld in Landlord's sole discretion.

(c)  Tenant will not use any advertising, transmitting or other media or devices which can be heard, seen, or received outside the Premises, except for usual business communications such as facsimile transmission, e-mail and internet use provided the same do not interfere with any communications or other systems outside the Premises.

8.8  Compliance with Laws

(a)  Tenant will use the Premises, and shall perform all maintenance, repairs and replacements thereto, in such manner as shall be required by or in compliance with all applicable Laws.

(b)  Tenant will provide Landlord with evidence satisfactory to Landlord acting reasonably that Tenant has obtained and is complying with the terms of all applicable licences, approvals and permits from time to time.

8.9  Telecom and Wireless Services

Tenant will not utilize any telephone, data or other network and telecommunications services (collectively, "Telecom Services") which require the installation of any wiring or other connections or transmission services between the Premises and any other part of the Project, without Landlord's prior written consent, which consent shall not be unreasonably withheld, it being hereby understood and agreed that it shall be reasonable for Landlord to withhold consent if there is insufficient room within the conduits and/or risers provided in the Building to accommodate such Telecom Services.  At Landlord's option, any third party telecommunications service provider which is not already providing services to other tenants of the Project shall, as a condition to being permitted to provide such service to the Premises, enter into a licence agreement with Landlord on Landlord's standard form, entitling such party to connect to or transmit to or from the Premises. Landlord, at its option, may require such third party telecommunications service provider to pay a licence fee to Landlord in an amount determined by Landlord in its sole discretion. Any costs incurred by Landlord in documenting such agreement shall be paid for by Tenant, as Additional Rent on demand. If any Telecom Services installed or used by any Person in the Premises, or installed or used by Tenant or any Tenant's Parties in the Project are determined by Landlord to be interfering with any other Telecom Services in the Project, Tenant will forthwith on notice take such steps as may be necessary to cease such interference, including, if necessary, discontinuing such Telecom Services of Tenant.

8.10  Deliveries

All deliveries to and from the Premises, and loading and unloading of goods, merchandise, refuse, materials and any other items, shall be made only by way of such driveways, access routes, doorways, corridors and loading docks as Landlord may from time to time designate and shall be subject to all applicable rules and regulations made by Landlord from time to time pursuant to this Lease.

8.11 Environmental

(a)  Tenant covenants with Landlord that Tenant:

(i)  will be responsible for Hazardous Substances (including the Remediation (as hereinafter defined) thereof) introduced on the Lands by Tenant and/or Tenant's Parties during the Term of this Lease and during any period of time prior to the Commencement Date during which Tenant or any Tenant's Parties occupied or had use of all or any portion of the Project for any purpose and during any period of time following the Expiry Date that Tenant and/or Tenant's Parties use or occupy the Project, or any portion thereof, for any purpose;

(ii)  will not use or permit or suffer the use of the Premises or any part of the Project to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance or permit the release of any Hazardous Substances from the Premises except in strict compliance with all Environmental Laws including, without limitation, the Environmental Protection Act, R.S.O. 1990, c. E-19 and all other Environmental Laws in respect of environmental, land use, occupation, or health and safety matters. In the event Tenant fails to comply with any such Environmental Laws, Landlord may, but shall not be obligated to, do such things as necessary to effect such compliance, and all costs and expenses incurred by Landlord in so doing, together with an administration charge equal to fifteen percent (15%) of such costs and expenses, shall be payable forthwith by Tenant to Landlord as Additional Rent;

(iii)  will not permit any Tenant's Parties to engage in any activity on or about the Project, or permit any Person to engage in any activity on or about the Premises, which may reasonably be anticipated to lead to a violation of any Environmental Laws;

(iv)  will deliver prompt Notice to Landlord, and any Authority, of the actual, alleged or suspected release of any Hazardous Substances from the Premises;

(v)  will forthwith deliver to Landlord any environmental site assessment, audit or report relating to the Premises conducted by or on behalf of Tenant, at Tenant's request, from time to time;

(vi)  will forthwith deliver to Landlord Notice of receipt by Tenant of:

(A)  any order from any Authority regarding: (1) the breach by Tenant or any Tenant's Parties with any Environmental Laws; or (2) the presence of Hazardous Substances, the Remediation of which is Tenant's responsibility pursuant to this Lease; or (3) the conduct by Tenant of its business  on the Premises;

(B)  any directive resulting from an inspection of the Premises or Tenant's operations thereon by any Authority;

(C) any notices from any Authority relating to the presence of Hazardous Substances, the Remediation of which is Tenant's responsibility pursuant to this Lease;

(D) any other notice from any Authority relating to non-compliance by Tenant or the Premises with any applicable Laws in connection with the conduct by Tenant of its business on the Premises,

collectively, an "Order", which Notice shall be accompanied by a duplicate copy of such Order.  To the extent to which such Order requires compliance or any other action by Tenant: (I) Tenant will, at its sole cost and expense, prepare and submit for approval all necessary studies, plans and proposals required to comply with such Order and will provide all bonds and other security, if any, required by the Authority having issued the Order; (II) Tenant will keep Landlord advised in writing on a weekly basis of Tenant's progress in complying with such Order; and (III) notwithstanding anything contained in the foregoing to the contrary, if Landlord determines, in its sole discretion, that Landlord or the Premises or any Person thereon, or the reputation of Landlord or of the Premises or of such other Persons, is or are placed in jeopardy as a result of Tenant's non compliance with such Order, Landlord may, at its option, undertake itself to comply with such Order, and all costs and expenses incurred by Landlord in so doing, together with an administration charge equal to fifteen percent ( 15%) of such costs and expenses, shall be payable forthwith upon demand by Tenant to Landlord as Additional Rent;

(vii)  will authorize and permit Landlord to make enquiries from time to time of any Authority with respect to Tenant's compliance with any Laws and Tenant covenants and agrees that Tenant will, upon receipt of Landlord's request therefor, provide to Landlord such written authorization as Landlord may reasonably require in order to facilitate the procurement of such information; and

(viii)  will maintain all environmental site assessments, audits, reports, Orders and all information relating to or produced in regard to the Remediation (as hereinafter defined) strictly confidential and shall not divulge the contents thereof to any Person (including without limitation any governmental Authority), save and except that Tenant may divulge the contents thereof: (A) as required by Law; (B) to Tenant's professional advisers and lenders on a need-to-know basis; or (C) with the prior written consent of Landlord, which consent may be unreasonably withheld.

The said obligations shall survive the expiration or earlier termination of this Lease.

(b)  Landlord will be entitled at any time or times to enter the Premises to inspect same and to conduct such other investigations as in its sole discretion it deems necessary for the purpose of satisfying itself as to compliance by Tenant with all Environmental Laws and with all provisions of this Section 8.1 1. Without limiting the generality of the foregoing, Landlord has the right to remove samples from the Premises, interview Tenant's employees and conduct such physical inspections of the Premises and examination of such documentation relating to the Premises (which documentation Tenant agrees to make available at the Premises) and Tenant's compliance with the provisions of this Section 8.1 1 as Landlord may deem necessary. All such information shall be used by Landlord solely for the purpose of ensuring compliance by Tenant with the provisions of this Section 8.1 1 and, otherwise, such information shall (except to the extent disseminated to or amongst Landlord's subsidiaries, assigns, affiliates, agents, property managers and base Building engineers and consultants) be kept strictly confidential.

(c)  At any time during the Term: at Landlord's written request therefor (accompanied by particulars substantiating such request); at the request of any Authority; if required by Laws; if required as a result of any deposit, spill, discharge or other release of Hazardous Substances or other breach of the provisions of this Section 8.1 1, and at least three (3) months prior to the expiry or sooner surrender (to which surrender the parties have granted their mutual written consent) of the Term, Tenant will, at its sole cost and expense, obtain an intrusive environmental site assessment of the Premises and/or an intrusive environmental audit of the operations of the Premises (collectively, "Assessment") from an independent and qualified environmental consultant approved by Landlord in writing in advance ("Approved Consultant") and shall deliver to Landlord a duplicate copy of any reports produced by the Approved Consultant in connection with the Assessment, including a reliance letter in favour of Landlord providing reliance for Landlord on the work completed by the Approved Consultant as if Landlord itself had retained the Approved Consultant ("Reliance Letter"). If this Lease is terminated prior to the expiry of the Term in accordance with the provisions of Article 16 of this Lease, Landlord, at its option (acting in its sole and absolute discretion), as soon as reasonably possible following any such termination, may itself obtain the Assessment from its environmental consultant ("Landlord Consultant") and all costs and expenses incurred by Landlord in so doing, together with an administration charge equal to fifteen percent (15%) of such costs and expenses, shall be payable forthwith by Tenant to Landlord as Additional Rent. If any Assessment reveals the existence of any Hazardous Substances for which Tenant is responsible hereunder at the Premises or on or about the Project or the Lands or which emanates therefrom onto any adjacent property, then Tenant will, at its sole cost and expense, be required to remove same to the satisfaction of the Approved Consultant or Landlord's Consultant, as the case may be, and to the satisfaction of Landlord, in their sole and absolute discretion (the "Remediation"). In completing the Remediation, Tenant will act diligently and expeditiously and in a good and workmanlike manner, in accordance with the applicable provisions of this Lease and all applicable Laws, and in such manner so as to minimize interference with the use and operation of the Project by Landlord and the other tenants and occupants thereof. If such Remediation cannot reasonably be completed prior to the expiry or sooner surrender of the Term, or if such Remediation is being completed following the earlier termination of the Term (whether or not such Remediation is being completed by Tenant or Landlord), the provisions of subsection 11.4(b) of this Lease shall apply. Tenant will compensate Landlord, its successors and assigns, for any demolition or destruction of, on, under or to the Project which results from the Remediation and Tenant will, at its sole cost and expense, repair or replace the Premises or any buildings or other leasehold improvements in or on the Premises or the Project and any demolished or destroyed property on, under or attached to the Premises or any portion of the Project following such Remediation, including the removal, treatment, disposal, restoration and replacement of the soil or any other part of the Project as may be required by Landlord, or any Authority pursuant to any Environmental Laws and shall restore the Project to the condition in which it existed prior to the commencement of such Remediation (and, otherwise, to the condition in which the Project existed prior to the contamination for which such Remediation is required) using building materials of like kind and quality but which, in any event, must be acceptable to Landlord, acting reasonably. Prior to commencing any Remediation, Tenant will provide Landlord with a written scope of work (prepared by Tenant at its expense) for Landlord's written approval, not to be unreasonably withheld, and Tenant will deliver to Landlord any related bonds or other financial assurances as may be required by Landlord in connection therewith. Landlord shall be entitled to have Landlord Consultant attend during the Remediation (and any testing, inspections, surveys and studies in connection therewith) and Landlord shall be entitled to itself take duplicate samples of any material being sampled, all at Tenant's sole cost and expense. Tenant will provide duplicate copies to Landlord of any inspection, investigation or assessment reports conducted or prepared in connection with the Remediation and same shall be accompanied by a Reliance Letter. In the event of any dispute hereunder between Landlord Consultant and the Approved Consultant, the opinion of Landlord Consultant shall be final and binding upon the parties.

(d)  Tenant will not be permitted to carry out any type of risk assessment of the Premises or the Project as purported compliance with the requirements of this Section 8.11 and this subsection 8.11(d) supersedes any other provision of this Lease to the contrary.

(e)  Any Hazardous Substances on or about the Premises for which Tenant is liable pursuant to this Section 8.1 1 will remain the sole and exclusive property of Tenant and will not become the property of Landlord, notwithstanding the degree of affixation to the Premises. This affirmation of Tenant's interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not, however, prohibit Landlord from dealing with such material as otherwise provided for in this Lease.

  (f)      Tenant has completed the environmental questionnaire attached hereto as Schedule "D" and agrees to forthwith advise Landlord, in writing, of any amendments thereto.

  (g) Wherever in this Section 8.11, reference is made to, or an obligation or restriction is imposed on, Tenant, same shall be deemed to include Tenant and/or any Tenant's Parties.

9.  SERVICES AND UTILITIES

9.1  Utilities, Heating and Air Conditioning

(a)  Subject to interruption beyond its control, Landlord will provide all utility services for the normal use of the Premises, as determined by Landlord, acting reasonably. All expenses relating to such usual use will, except to the extent otherwise expressly provided herein, form part of Operating Costs and will be payable by Tenant in accordance with the applicable provisions of this Lease.

(b)  As at the date hereof, gas and hydro supplied to the Premises are measured by separate meters and Tenant will pay to Landlord or to the supplier of such utilities, as Landlord directs, the cost of such gas and hydro consumption in the Premises, as Additional Rent, on the basis of such actual consumption.

(c)  Tenant's use of any utilities shall not exceed the available capacity of the existing systems from time to time. If Tenant desires at any time to obtain any such utilities or HVAC in excess of such available capacity, Tenant may supply and install at its expense any special wires, conduits or other equipment necessary to provide such additional capacity subject to the prior written consent of Landlord. If consumption  of utilities on the Premises  should, at any time, overload the available capacity of the existing systems, Tenant will be responsible for all costs incurred by Landlord in respect of same and Tenant agrees to indemnify and save harmless Landlord from and against any and all costs, losses, claims, expenses, damages and liability whatsoever incurred by Landlord as a result of the overloading of such systems.

(d)  Tenant and Tenant's Parties agree to co-operate with any commercially reasonable practices or procedures that Landlord or any governmental or public authority may from time to time recommend or introduce in order to conserve or reduce consumption of energy or otherwise control other Operating Costs or utility consumption, including, without limitation, participating in all Building recycling, energy reduction and water conservation programs (such as, by way of example, keeping window coverings drawn, turning off lights in unoccupied areas and raising/lowering temperatures to accommodate utility demand reductions) as may be determined by Landlord from time to time.

(e)  To the extent any utility is not measured by way of separate meters Landlord, acting reasonably, shall allocate the cost of same among the various users thereof and such allocation by Landlord shall be final and binding upon Tenant.  If Landlord, acting reasonably, determines Tenant to be an excess consumer of any such utility (not separately metered) in the Premises, at Landlord's option, Tenant will install at its expense a separate meter or check meter to measure the consumption of same, the type of meter and location to be as determined by Landlord. Whether or not there are separate meters or checks meters measuring the utilities consumed in the Premises, Landlord, acting reasonably, may charge (and Tenant will pay for) such utilities based on Landlord's estimate or Tenant's Proportionate  Share.

(f)  Tenant will operate the HVAC equipment within or serving the Premises ("HVAC Units") in such manner so as to maintain such reasonable conditions of temperature, air circulation and humidity within the Premises, as determined by Landlord. Tenant will comply with all rules and regulations as Landlord shall make from time to time respecting the maintenance, repair and operation of all such HVAC Units.

(g) Landlord will be responsible for quarterly inspection and general maintenance of the HVAC Units, the costs for which shall be included in Operating Costs. For greater certainty, all repairs which are from time to time necessitated to the HVAC Units, as determined by Landlord, shall be completed by Tenant at its expense using reputable contractors which have  received  the prior written approval of Landlord  and otherwise, shall be completed in accordance with the applicable provisions of this Lease. Any replacement of the HVAC Units which may from time to time be required, as determined by Landlord, shall be completed by Landlord, the costs for which shall be included in Operating Costs, except to the extent to which such replacements are necessitated due to the act or omission of Tenant or Tenant's Parties, in which event Tenant will be responsible for the cost of same, plus fifteen percent (15%) of such cost as Landlord's overhead, as Additional Rent, payable to Landlord forthwith upon demand therefor.

9.2  Exclusive Supplier

Landlord has the right, to be exercised by Notice to Tenant, to require that Landlord,  or Landlord's designated contractor(s), be the exclusive supplier, at Tenant's expense, of such materials or services for Tenant in respect of the Premises and the Project not otherwise expressly provided for in this Lease as Landlord may designate from time to time ("Services") including, without limitation, any work to be completed on the roof, replacement of tubes, bulbs and ballasts; cleaning of carpeting, drapes and curtains; janitorial services; waste removal; any services requiring drilling or otherwise penetrating floors, walls and ceilings; and locksmithing and security arrangements. The costs of any Services provided pursuant hereto shall be reasonably competitive in the marketplace for comparable services, comparably provided. If Landlord does not require that it be the supplier of Services, only Persons approved by Landlord, acting reasonably, may supply Services to Tenant and the provision of such Services by such Persons shall be subject to reasonable rules and regulations established by Landlord from time to time.

10.  MAINTENANCE,  REPAIRS AND ALTERATIONS

10.1  Maintenance and Repairs of Premises

At all times throughout the Term, Tenant, at its sole expense, will perform  or cause to be performed as required hereby such maintenance (including, without limitation, the removal of all snow, ice and debris from all entrance-ways, steps and platforms leading to the Premises and from the Lands, all as may be required to ensure safe access to the Premises for Tenant and its employees and invitees from time to time), repairs and replacements and upgrading to keep the Premises and all the contents thereof to Building Standard, and in accordance with all Laws, but excluding only the obligations of Landlord expressly provided in Section 10.6 hereof and reasonable wear and tear as would be permitted by a prudent owner which in any event does not detract from the overall  Building Standard of the Premises or the function of any systems, facilities or improvements therein. For the purposes of this Section 10.1 only, the Premises shall not include utility rooms and base Building mechanical and electrical systems, whether or not located within the Premises.

10.2  Approval of Repairs and Alterations

(a)  Tenant will not make any repairs, replacements, changes, additions, improvements or alterations (collectively "Alterations") to the Premises, the Building or elsewhere on the Project without Landlord's prior written consent, which consent shall not be unreasonably withheld unless such proposed Alterations might: (i) in any way affect the roof or structure of the Building or the demising walls or entrances of the Premises or the base Building standard mechanical, electrical, utility, sprinkler, communications or other similar systems within the Premises or the Project; (ii) in the opinion of Landlord, detrimentally affect the appearance or quality of the Premises or the portion of the Project in which the Premises are located, or impair the value or usefulness of the Premises or the Project; or (iii) in any way affect the coverage of the Project for zoning purposes, or parking requirements for the Project, in any of which cases such consent may be withheld unreasonably  and in Landlord's sole discretion.

(b)  With its request for Landlord's consent, Tenant will submit to Landlord details of the proposed Alterations including permit-ready plans and specifications prepared by qualified architects or engineers. Such Alterations will be completed in accordance with the permit-ready plans and specifications approved in writing by Landlord  (and,  where  applicable,  by  Landlord's  insurers) and in accordance with the Tenant Design Criteria Manual, if any, for the Project.

(c)  All Alterations will be planned and completed in compliance with all Laws and, prior to commencing any Alterations Tenant will: (i) at its expense, obtain, and deliver to Landlord copies of, all necessary permits and licences; and (ii) deliver to Landlord certificates of insurance from all contractors and sub-contractors engaged to perform such Alterations evidencing insurance coverage satisfactory to Landlord, acting reasonably, which coverage shall include commercial general liability insurance for bodily injury and property damage on an occurrence basis with coverage for any one occurrence or claim of not less than Five Million Dollars ($5,000,000.00) per occurrence, naming Tenant, Landlord, and any others designated by Landlord, as additional insureds. Tenant hereby agrees that neither Landlord, nor any Landlord's Parties, shall be liable for any Liabilities whatsoever, howsoever incurred by Tenant as a result of any delays in commencing and/or completing Alterations as a result of delays incurred in  receiving required permits therefor.

(d)  Tenant will, prior to the commencement of any such Alterations, furnish to Landlord at Tenant's expense such evidence as reasonably required by Landlord of the projected cost of Alterations and Tenant's ability to pay for same as and when due, together with such indemnification against costs, liens and damages as Landlord, acting reasonably, requires including, if required by Landlord, a performance bond in such terms and issued by such company as shall be acceptable to Landlord in its sole discretion in an amount at least equal to the estimated cost of such Alterations, guaranteeing completion of such Alterations within a reasonable time, free and clear of any liens or encumbrances.

(e)  All Alterations will be performed at Tenant's cost, promptly and in a good and workmanlike manner and in compliance with Landlord's rules and regulations by competent contractors or workmen who will be approved by Landlord, acting reasonably, and who shall, if necessary to avoid labour disruption, be compatible with the labour affiliation, if any, of Landlord's contractors and workers working in the Building.

(f)  Unless expressly authorized by Landlord in writing to the contrary, all Alterations which, under applicable Laws, may not be undertaken without a building permit, or which might affect the roof or structure or any base Building standard mechanical, electrical, utility, sprinkler, communications or other similar systems within the Premises or the Project (any of which is hereby termed a "Major Alteration") will, at Landlord's option, be performed at Tenant's expense by Landlord or by contractors designated by Landlord and under Landlord's supervision and under the supervision of a qualified architect or engineer approved by Landlord, in advance. For each Major Alteration, Tenant will pay to Landlord forthwith upon request the aggregate of:

(i)  the sum of all out-of-pocket amounts paid or payable by Landlord in connection with such Major Alterations including, without limitation, the cost of such Major Alterations and all costs incurred by any contractors, architects and/or engineers engaged by Landlord to perform and/or supervise such Major Alterations, prepare and/or review plans, drawings and specifications for such Major Alterations, all of whose costs shall be reasonably competitive in the marketplace for comparable services, comparably performed;

(ii)  to the extent to which Landlord employs its own personnel in lieu of an independent general contractor in connection with the Major Alterations, all reasonable charges of Landlord for its own personnel; and

(iii)  fifteen percent (15%) of all costs incurred by Landlord pursuant to the provisions of subsection 10.2(f)(i) and, to the extent applicable, (ii), above.

(g)  All Alterations (including Major Alterations), the makng of which might disrupt other tenants or occupants of the Project or the public, shall be performed outside of the hours from 7:00 a.m. to 6:00 p.m. Monday through Friday.

(h)  If Tenant performs any Alterations (including Major Alterations) without compliance with all of the foregoing provisions of this Article 10, Landlord, without prejudice to and without limiting Landlord's other rights pursuant to this Lease and at law, shall have the right to require Tenant to remove such Alterations forthwith and either restore the Premises (or Building or Project or portion thereof, as the case may be) to the condition in which they existed prior to such Alterations or to require Tenant to perform such Alterations in compliance with the foregoing provisions of this Article 10.

(i)  The opinion in wntmg of Landlord's Expert shall be binding on both Landlord and Tenant respecting all matters of dispute regarding any Alterations, including the state of completion and whether or not work is completed in a good and workmanlike manner and in accordance with plans and specifications for same as approved by Landlord (and/or Landlord's insurers, as applicable).

G) Tenant will deliver to Landlord complete Auto-Cad drawings of Tenant's Work (if any), and any subsequent Alterations (including Major Alterations) thereto, upon completion thereof.

(k)  Tenant will ensure that all cabling installed in connection with any Alterations is appropriately labelled. For greater certainty, installation of flammable cabling shall be strictly prohibited.

(1)  Upon completion of Alterations, Tenant will deliver to Landlord evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Alterations have been properly satisfied and closed.

(m)  Tenant will (whether or not such consent is granted and without duplication of any costs set forth in subsection 10.2(f) above), pay to Landlord forthwith upon request all of Landlord's reasonable out-of-pocket costs incurred in:

(i)  dealing with Tenant's request for Landlord's consent to any Alterations; and

(ii)  inspecting and supervising any such Alterations including, without limitation, fees of architects, engineers and designers,

plus fifteen percent (15%) of such costs as Landlord's overhead, save and except in connection with Tenant's Work, in which case such overhead fee shall not apply.

10.3  Notice by Tenant

Upon becoming aware of same, Tenant will give reasonably prompt Notice to Landlord of any accident, defect, damage or deficiency in any part of the Premises or the Project, notwithstanding that Landlord may have no obligation in respect of the same. The provisions of this Section 10.3 shall not be interpreted so as to imply or impose any obligation whatsoever upon Landlord.

10.4  Ownership of Leasehold Improvements

All Leasehold Improvements in the Premises are, and will forthwith upon the installation thereof, become (as the case may be), the absolute property of Landlord without compensation therefor and without Landlord's having or thereby accepting any responsibility in respect of the maintenance, repair or replacement thereof, all of which shall be Tenant's responsibility.

10.5  Construction Liens

(a)  Tenant will furnish to Landlord forthwith upon demand a statutory declaration or other evidence satisfactory to Landlord stating that there are no such encumbrances, and that all accounts for work, services and materials have been paid in full with respect to all Alterations, together with evidence in writing satisfactory to Landlord, acting reasonably, that all assessments under the Worker's Compensation Act have been paid. In addition to the foregoing, Tenant will also submit to Landlord, forthwith, any other information requested by Landlord, acting reasonably, regarding the supply of work, services and materials in connection with such Alterations including, without limitation, reasonable details of the costs actually expended by Tenant in the performance of such Alterations.

(b)  Notwithstanding anything contained herein, including without limitation the provisions relating to Landlord's approval of the plans and specifications pertaining to the Alterations and to any rights of Landlord to perform any Major Alterations or do any other thing on Tenant's behalf, and notwithstanding any notice which may be received by Landlord from any of Tenant's contractors or sub-contractors, Landlord shall not be liable, and no lien or other encumbrance shall attach to Landlord's interest in the Premises pursuant to the Construction Lien Act, in respect of materials supplied or work done by Tenant or on behalf of Tenant or related to the Alterations, and Tenant will so notify or cause to be notified all its contractors and sub-contractors. Tenant hereby acknowledges and agrees that the provision of any materials, work or services performed by Landlord at Tenant's expense in respect of any Alterations or pursuant to any provision hereof shall be deemed to be provided by Landlord on Tenant's behalf as Tenant's contractor.

(c)  Tenant will make all such payments and take all such steps as may be necessary to ensure that no lien or other charge or claim therefor or certificate of action in respect thereof (any of which is herein referred to as "Lien") is registered against the Project or any portion thereof or against either Landlord's or Tenant's interest therein as a result of any work done for, or services or material supplied to, Tenant, or in respect of the Premises. Tenant will cause any such registrations to be discharged or vacated within ten (10) days after notice from Landlord or after registration, whichever is earlier.

(d)  Tenant will indemnify and save harmless Landlord from and against any Liabilities arising in connection with any work done for or services or materials supplied to Tenant or in respect of the Premises.

(e)  If Tenant permits any such lien registration or fails to cause any such registration to be discharged or vacated as aforesaid then, in addition to any other rights of Landlord, Landlord may, but shall not be obliged to, discharge or vacate the same by paying into court the amount claimed to be due together with any other amounts and all amounts so paid and all costs incurred by Landlord, including legal fees and disbursements, in thus arranging for the discharging or vacating of any such Lien will be paid by Tenant to Landlord forthwith upon demand together with an administration fee calculated at fifteen percent (15%) of all such costs (excluding such amounts as are paid into court).

10.6  Landlord's Obligations

Subject to the provisions of Article 12 herein, and subject to Tenant's obligations hereunder, Landlord shall repair and/or replace, as the case may be, to the extent required to maintain Building Standard: (a) the structure and exterior walls of the Building; (b) roof of the Building (including the roof deck and the roof membrane); (c) the transportation, electrical, mechanical and drainage equipment and any other base Building systems forming part of the Project (including base Building systems located within the Premises and Common Facilities of the Project); (d) Common Facilities;  and  (e)  Building  standard  window  blinds  and  exterior  windows.  In  cases  of emergency, Landlord may take such action as is considered by it to be prudent and reasonable to protect the Project, any Persons, any property and/or Landlord and/or to avoid or mitigate financial or other loss, any and all of which action may be taken without prior Notice to Tenant, and without Landlord or Landlord's Parties thereby assuming any liability for doing so, or any negligence for taking such action or for the manner in which it takes such action, or for failing to take such action. Landlord's costs of compliance with this Section 10.6 shall be included in Operating Costs to the extent provided in the definition thereof.

11.  END OF TERM

11.l  Vacating of Possession

(a)  Forthwith upon the expiry or earlier termination of the Term, Tenant will peaceably deliver to Landlord vacant possession of the Premises in the condition in which Tenant is required to keep the Premises during the Term pursuant hereto and will leave the Premises in a neat, clean and broom swept condition and Tenant will deliver to Landlord all keys for the Premises and all keys or combinations to locks on doors, safes or vaults in the Premises.

(b)  If Tenant does not remain in possession of the Premises beyond the expiry of the Term pursuant to the provisions of Section 11.4 below, Tenant covenants and agrees that if it fails to deliver vacant possession of the Premises to Landlord on or before the date of expiry or earlier surrender of this Lease in the manner prescribed under this Lease, then:

(i)  Landlord shall have the right, at Tenant's full cost and expense, to retake possession of the Premises and remove all persons, property and items therefrom and dispose of all property in such manner and for such or no consideration as Landlord desires, or to remove such property or any part thereof from the Premises to a place of storage, all in accordance with Section 11.2 below; and

(ii)  Tenant will indemnify and hold harmless Landlord and Landlord's Parties from any and all Liabilities whatsoever incurred as a result thereof (including, without limitation, any loss of rentals), and if legal action is brought for the recovery of possession of the Premises, Tenant win pay to Landlord, forthwith upon demand, any and all costs and expenses (including, without limitation legal fees on a substantial indemnity basis and expenses) incurred on account thereof, together with all damages for which Tenant may be liable.

11.2  Removal of Trade Fixtures

Provided there is no Uncured Event of Default in the payment of Rent, or if otherwise authorized or requested by Landlord, Tenant will, at its sole cost and expense, at the expiry or earlier termination of the Term, remove its trade fixtures, equipment and all other personal property from the Premises (including all wiring, cabling, conduit, connections and attachments associated therewith) and shall restore the Premises to the condition in which they existed prior to the installation and removal of such trade fixtures and other personal property (including, for greater certainty ensuring: (i) all roof penetrations are sealed and made watertight; (ii) any bolts remaining from equipment are either removed or saw cut so as to render the floor slab in reasonably smooth, level condition; (iii) all interior walls are repaired so as to render same ready to receive finishes; (iv) to the extent to which Tenant is responsible for the repair and/or replacement of the HVAC Units, same are left in good working order and condition; and (v) the Premises are otherwise left in a clean, broom-swept condition), and shall repair any damage caused thereby. If, at the expiry or earlier termination of the Term or upon Tenant's vacating or abandonment of the Premises, Tenant does not remove its trade fixtures or any of its other property from the Premises, Landlord shall have no obligation in respect of any of such items and may sell or destroy the same or have them removed or stored at the expense of Tenant or dispose of them in any other manner whatsoever as may be determined by Landlord in its sole discretion; at the option of Landlord, such trade fixtures or property not removed at the expiry or earlier termination of the Term shall become the absolute property of Landlord without payment of any compensation therefor to Tenant and may be dealt with by Landlord in such manner as it determines and Landlord shall be entitled to keep all proceeds from the sale of any of such property. If Landlord elects to store any of Tenant's property on the Premises or elsewhere, Tenant will pay all fees charged by, or to, Landlord for such storage including, without limitation, the cost of labour, insurance, transportation, and any other expenses incurred in relation to the storage of such property at a daily rate which shall be equal to: (i) the rate being charged to Landlord for such storage, if Landlord elects to use an independent storage facility for same, plus an administration fee equal to fifteen percent (15%) of such rate; or (ii) in the event Tenant's property is being stored on the Premises or elsewhere on property owned by Landlord, the daily rate of all Rent payable under this Lease, and Landlord shall be entitled to a storer's lien and all rights pursuant to the Repair and Storage Liens Act (Ontario). Notwithstanding the foregoing, Tenant acknowledges and agrees that Landlord shall have no obligation with respect to the care or maintenance of Tenant's property or with respect to any damage caused thereto.

11.3  Removal of Leasehold Improvements

(a)  Prior to expiry or forthwith on the earlier termination of this Lease, Tenant will, at its sole cost and expense: (i) remove from the Premises such of the Leasehold Improvements as required by Landlord to be removed; (ii) restore tbe Premises to base Building condition (or to such other condition as is determined by Landlord at such time); and (iii) repair any damage caused thereby ("Restoration"). All Restoration completed by Tenant shall be completed in accordance with the Tenant Design Criteria Manual, if any, for the Project, or Landlord's reasonable requirements.

(b)  At Landlord's option, Landlord shall have the right, at Tenant's cost to be paid forthwith upon demand as an Excess Cost hereunder, to perform such Restoration.

(c)  Tenant will co-operate with Landlord in its completion of a move-out inspection prior to the expiry or earlier termination of this Lease and will perform all Tenant's obligations pursuant hereto, disclosed thereby.

11.4  Overholding by Tenant

(a)

(i)  If Tenant remains in possession of all or any part of the Premises after the expiry of the Term with the written consent of Landlord but without any further written agreement, this Lease shall not be deemed thereby to have been renewed or extended and Tenant will be deemed conclusively to be occupying the Premises as a monthly tenant on the same terms as set forth in this Lease so far as they would be applicable to a monthly tenancy except the monthly Rent shall be one hundred and fifty percent (150%) of an amount determined by taking 1112 of the Last Year's Rent.

(ii)  If Tenant remains in possession of all or any part of the Premises after the expiry of the Term without the express written consent of Landlord, Landlord's acceptance of Rent after the expiry of the Term shall not constitute Landlord's consent to such overholding and, in such case and until such time as the parties enter into a written agreement which provides otherwise, Tenant will be required to pay a monthly Rent calculated at two hundred percent (200%) of an amount determined by taking 1/12 of the Last Year's Rent.

(b) If any of the obligations of Tenant pursuant to this Lease have not been completed by the expiry or earlier termination of this Lease ("End of Term"), such obligations will survive such End of Term and Tenant will continue to be responsible for  the same. Notwithstanding the foregoing, Landlord, at its option, may perform any such obligations which have not been completed on or before the End of Term (other than the payment of Rent), the cost of which, plus fifteen percent (15%) of such cost, shall be paid by Tenant to Landlord forthwith upon request. During any period following the End of Term in which such obligations are being performed either by Tenant or by Landlord on Tenant's behalf, Tenant will pay all Rent, including Basic Rent as provided in subsection l l .4(a)(ii) above, as though Tenant was overholding beyond the End of Term without the consent of Landlord, for the period from the date upon which the End of Term occurs, to the last day of the month in which all of such obligations have been completed.

12.  DAMAGE AND DESTRUCTION

12.l Damage to Premises or Project

If the Premises or the Project are damaged or destroyed, in whole or in part, by fire or any other occurrence, this Lease shall nonetheless continue in full force and effect and there shall be no abatement of any item included in Rent except as expressly provided in this Article 12, and the following provisions of this Article 12 shall apply.

12.2  Damage to Premises

(a)  If there is damage and/or destruction to the Premises and/or a release of Hazardous Substances on the Premises ("Damage") such as to render the whole or any part of the Premises unusable or inaccessible for the purpose of Tenant's use and occupancy thereof, Landlord shall deliver to Tenant, within sixty (60) days following the occurrence of such Damage, the Expert's written opinion ("Opinion") as to the actual repair time ("Actual Repair Time"), being the amount of time it will take to repair, reconstruct or Remediate, as the case may be, such Damage, to the extent of Landlord's obligations hereunder, employing normal construction/remediation methods (without overtime or other premium), following Landlord's receipt of all permits required for such repair, reconstruction or Remediation.

(b)  If this Lease is not terminated as herein in this Article 12 provided, Landlord shall diligently proceed to perform such repairs and/or reconstruction and/or Remediation (collectively, "Landlord's  Reconstruction  Work")  to  the Premises  to  the extent of its express  obligations pursuant to this Lease and Tenant, commencing as soon as is practicable but without interfering with Landlord's Reconstruction Work, shall diligently proceed to perform such repairs and/or reconstruction and/or Remediation as are Tenant's responsibility pursuant hereto (collectively, "Tenant's Reconstruction Work"). In any event, within thirty (30) days after Landlord has completed the Landlord's Reconstruction Work to the Premises to the point where Tenant could commence Tenant's Reconstruction Work or commence the conduct of business on the Premises, Tenant will complete Tenant's Reconstruction Work to the Premises and shall fully fixture (if applicable) the Premises and recommence the operation of Tenant's business as permitted and required pursuant hereto.

(c)  If:

(i)  according to the Opinion, the Actual Repair Time exceeds one hundred eighty (180) days; or

(ii)  at the time of occurrence of such Damage Tenant was not in actual physical occupancy of the whole of the Premises for the active and diligent conduct of business therefrom, or

(iii)  such Damage occurs within one (1) year prior to the expiry of the Term and either there are no remaining rights in favour of any party hereto to extend or renew this Lease or any party hereto having the right to renew or extend this Lease fails to do so within fifteen (15) days following the occurrence of such Damage (it being acknowledged that any express notice provisions for same would thereby be waived), or

(iv)  the cost of the Landlord's Reconstruction Work to the Premises exceeds by twenty-five percent (25%) or more the amount of insurance proceeds, if any, made available to Landlord therefor,

then,

(1)  Landlord may elect, by Notice to Tenant, and,

(2) in the case of subsection 12.2(c)(iii) above only, Tenant may elect, upon Notice to Landlord,

in both cases within thirty (30) days after delivery by Landlord of the Opinion, to terminate this Lease, whereupon, in the event of any such termination by either Landlord or Tenant, Tenant will immediately surrender possession of the Premises and Basic Rent and all other payments for which Tenant is liable pursuant hereto shall be apportioned to the effective date of such termination, subject to the provision for abatement set forth in subsection 12.2 (d) below.

(d)       If the Damage is such as to render the whole or any part of the Premises unusable or inaccessible in whole or in part for the purpose of Tenant's use and occupancy, as permitted hereby, and if immediately prior to the occurrence of such Damage, Tenant was using substantially all of the Premises for the purposes as permitted by and as otherwise required pursuant to the terms of this Lease, then the Rent payable hereunder shall abate from the date of such Damage, to the extent that Tenant's use and occupancy of and/or ability to access the Premises is in fact thereby diminished, which determination shall be made by the Expert, until the earlier of: (i) the thirtieth (30th) day after the Premises are ready for Tenantto commence Tenant's Reconstruction Work, as determined by Landlord; and (ii) the date on which Tenant first commences the conduct of business in any part of the Premises which had been Damaged following the date of the occurrence of such Damage.

12.3  Damage to Project

If twenty five percent (25%) or more of the Rentable Area of the Project is Damaged, whether or not there is any Damage to the Premises, Landlord may, at its option, elect, by Notice given to Tenant within sixty (60) days after such occurrence, to terminate this Lease as of a date specified in such Notice, which date shall be not less than ninety (90) days and not more than one hundred eighty (180) days after the giving of such Notice, in which event Tenant will vacate and surrender possession of the Premises by not later than the said date of termination, and Basic Rent and all other payments for which Tenant is liable pursuant to this Lease shall be apportioned to the effective date of termination, subject to the provision for abatement set forth in subsection 12.2(d) above. If Landlord does not so elect to terminate this Lease, Landlord shall diligently proceed to complete Landlord's Reconstruction Work to the Project, if any, to the extent of its obligations pursuant hereto.

12.4  Restoration of Premises or Project

If there is Damage to the Premises or the Project and if this Lease is not terminated pursuant hereto, Landlord, in performing any Landlord's Reconstruction Work to the Premises or the Project as required hereby, shall not be obliged to repair or rebuild in accordance with the plans or specifications for the Premises or the Project as they existed prior to such Damage but Landlord may repair or rebuild the same in accordance with any plans and specifications chosen by Landlord in its sole and absolute discretion provided that Tenant's use and occupancy of and access to the Premises and the general overall quality of the Project are not materially detrimentally affected by any difference in plans, specifications or form of the Premises or the Project from such plans, specifications and form as the same existed immediately prior to the occurrence of such Damage.

12.5  Determination of Matters

For the purposes of this Article 12, all matters requiring determination such as, without limitation, the extent to which any area(s) of the Premises or the Project are Damaged or are rendered inaccessible, or the times within which repairs andlor reconstruction and/or Remediation may be made, unless expressly provided to the contrary, shall be determined by the Expert and such determination shall, in the absence of manifest error, be final and binding on the parties.

13.  INSURANCE AND INDEMNITY

13.l  Landlord's Insurance

Landlord shall obtain and maintain in full force and effect during the Term with respect to the Project insurance against such occurrences and in such amounts as would be carried by reasonably prudent owners of properties similar to the Project and which coverage shall include the following, if commercially available:

(a)  "all risks" property insurance on the Building, excluding Leasehold Improvements and excluding the Premises but including equipment contained therein owned or leased by Landlord, for not less than the full replacement cost thereof;

(b)  boiler and machinery (also known as "equipment breakdown") insurance including repair and/or replacement;

(c)  rental income insurance;

(d)  commercial general liability insurance; and

(e)  such other insurance and insurance in such amounts and on such terms as Landlord, m its discretion, may determine.

The policies of insurance referred to in subsections 13.l(a) and (b) and, to the extent applicable, (e), shall contain a waiver of the insurer's right of subrogation as against Tenant and Tenant's Parties and, notwithstanding any provision of this Lease to the contrary, Landlord hereby waives its right of recovery against Tenant and Tenant's Parties with respect to all claims required to be insured against by Landlord pursuant to subsections 13.l(a) and (b) and, to the extent applicable, (e).

Notwithstanding Tenant's contribution to Landlord's costs and premiums respecting such insurance pursuant to the terms of this Lease, Tenant will not have any insurable or other interest in any of Landlord's insurance and, in any event, Tenant will not have any interest in or any right to recover any proceeds under any of Landlord's insurance policies.

13.2  Tenant's Effect On Landlord's and Other Insurance

In the event of an actual or threatened cancellation of or adverse change in any policy of insurance of Landlord or any others on or related to the Project or any part or contents thereof by reason of:

(a)  the use or occupancy of the Premises by; or

(b)  anything placed or permitted to be placed on the Premises or any part of the Project by; or

(c)  any act or omission of;

Tenant or Tenant's Parties or any other Person permitted to be on the Premises or Project by Tenant or Tenant's Parties (save and except Landlord and Landlord's Parties) or any contents or articles for which Tenant and/or Tenant's Parties are responsible on any part of the Project, then after delivery by Landlord of Notice to Tenant setting out the nature of the situation, condition, use or occupancy, or other factor giving rise to such actual or threatened cancellation, which Notice shall provide Tenant such period of time as is dictated by Landlord's insurers for the remedy of same, and if Tenant fails to cure such situation, condition, use or occupancy or other factor, Landlord may, at its option, either:

(i)  terminate this Lease forthwith by Notice if the situation, condition, use or occupancy or other factor giving rise to such actual or threatened cancellation is incapable of remedy; or

(ii)  remedy the situation, condition, use, occupancy or other factor giving rise to such actual or threatened cancellation or otherwise address the change, and for such purpose Landlord shall have the right to enter upon the Premises without further notice, all at the cost of Tenant to be paid to Landlord forthwith upon demand.

13.3  Tenant's Insurance

(a)  Tenant will, at its sole cost and expense, obtain and maintain in full force and effect at all times with respect to the Premises insurance throughout the Term and any extension and or renewal thereof (and such other times, if any, as Tenant occupies the Premises) which coverage shall include the following:

(i)  commercial general liability insurance in an amount of not less than  Three Million Dollars ($3,000,000.00) per occurrence, for bodily injury and property damage including the following extensions: tenants' legal liability; owners and contractors protective; limited pollution coverage; products and completed operations; personal injury; blanket written contractual; non-owned automobile liability; severability of interests; cross liability; and employer's liability, and written on an occurrence basis;

(ii)  "all risks" property insurance covering the Leasehold Improvements, and all other property of every description, nature and kind owned by Tenant or for which Tenant is legally liable, which is installed, located or situate in or about the Premises or elsewhere in the Project, including without limitation, trade fixtures, furnishings, equipment, all inventory or stock in trade and all signs in, on or about the Premises, for not less than the full replacement cost thereof;

(iii)  if applicable, broad form comprehensive boiler and machinery (also known as "equipment breakdown") insurance on all insurable objects located on the Premises or which are the property or responsibility of Tenant, including repair or replacement endorsement;

(iv)  business interruption insurance, including extra expense insurance, in such amounts from time to time as necessary to fully compensate Tenant for direct or indirect loss of sales or earnings and extra expenses incurred resulting from or attributable to any of the perils required to be insured against under the policies referred to in subsections 13.3(a)(i) and (ii) above and all circumstances usually insured against by prudent tenants including losses resulting from interference with or prevention of access to the Premises or the Project as a result of such perils or for any other reason;

(v)  plate glass insurance on all internal and external glass within, fronting or forming part of the Premises; however notwithstanding the foregoing, Tenant may elect to self-insure for the insurance described in this subsection 13.3(a)(v); and

(vi)  any other insurance against such risks and in such form and amounts as Landlord may from time to time reasonably require upon not less than thirty (30) days' Notice, provided Landlord agrees it shall not require Tenant to maintain additional insurance coverage unless such additional insurance coverage has become generally accepted insurance, generally maintained by comparable tenants or is required as a result of the particular nature of Tenant's business operations.

(b)  (i)Any and all deductibles in Tenant's insurance policies referred to in this Section 13.3 shall be borne solely by Tenant and shall not be recovered or attempted to be recovered from Landlord; in addition, the insurance policies referred to in this Section 13.3 shall be subject to such higher limits as Tenant, or Landlord acting reasonably may require from time to time, provided Landlord agrees it shall not require Tenant to maintain higher limits unless such higher limits have become generally accepted limits, generally maintained by comparable tenants or are required as a result of the particular nature of Tenant's business operations.

(ii)  The insurance policy referred to in subsection 13.3(a)(i) shall name Landlord and any others designated by Landlord as additional insureds.

(iii)  The insurance policies referred to in subsections 13.3(a)(ii), (iii), (v) and, to the extent applicable (vi), shall name Landlord and any others designated by Landlord as loss payee as their interests may appear and shall contain a waiver of the insurer's right of subrogation against Landlord and Landlord's Parties and, notwithstanding any provision contained in this Lease to the contrary, Tenant hereby waives its right ofrecovery against Landlord and Landlord's Parties with respect to all claims required to be insured against by Tenant pursuant to subsections 13.3(a)(ii), (iii), (v) and, to the extent applicable (vi). All insurance policies referred to in this subsection 13.3(b)(iii) shall be non-contributing with, and will apply as primary and not excess to, any other insurance proceeds available to Landlord.

(c)  Tenant will deliver to Landlord certificate(s) of insurance evidencing the  insurance coverage required to be maintained by Tenant in accordance with this Section 13.3: (i) prior to Tenant's occupancy of all or any portion of the Premises for any purpose; (ii) no later than thirty (30) days following the effective renewal date of the insurance referred to in this Section 13.3; and (iii) promptly at any  time upon receipt of Notice from Landlord. The delivetp' to Landlord of a certificate of insurance or any review  thereof by  or on behalf of Landlord  shall not limit the obligation of Tenant to provide and maintain insurance pursuant to this Section 13.3 or derogate from Landlord's rights if Tenant will fail to fully insure.  Where used in this subsection 13.3(c), the term "Landlord" shall include Landlord's manager of insurance, if any.

(d)  All policies of insurance (including certificates thereof) shall:

(i)  provide that the insurance shall not be cancelled without Tenant's insurer endeavouring to deliver to Landlord at least thirty (30) days' prior written notice ("Cancellation Notice"); notwithstanding the foregoing, in any case where Tenant's insurer will not agree to endeavour to deliver  a Cancellation Notice directly to Landlord, by its execution and delivery of this Lease, Tenant hereby covenants and agrees to deliver to Landlord a copy of any Cancellation Notice issued to Tenant by its insurer immediately upon receipt thereof, or immediate Notice of any cancellation which is otherwise authorized by Tenant;

(ii)  be placed with a company licensed to sell commercial insurance in Canada and in the province in which the Premises are located; and

(iii) be in amounts, and with limits and deductibles, which are in Canadian currency.

(e)  Without limiting the generality of Section 13.5 below, Tenant acknowledges and agrees that, if it fails to obtain and maintain in force any of the insurance policies set out in this Section 13.3, then Tenant will indemnify and hold harmless Landlord and Landlord's Parties in respect of any such losses arising therefrom.

13.4  Consequential Damage

Notwithstanding the provisions of this Article 13, neither party shall be liable to the other for indirect or consequential damages.

13.5  Indemnity of Landlord

Tenant will indemnify Landlord and all of Landlord's Parties and shall hold them and each of them harmless from and against any and all liabilities, claims, damages, losses and expenses, penalties, fines and sanctions of any kind whatsoever, including costs of Remediation and any fines and damages resulting from any of the same and including all legal and other consultants' fees and disbursements (collectively "Liabilities"), due to, arising from or to the extent contributed to by:

(a)  any breach by Tenant or any of Tenant's Parties of any of the provisions of this Lease or any Law;

(b)  any act or omission of any Person on the Premises (save and except Landlord and Landlord's Parties) or any use or occupancy of or any property in the Premises;

(c)  any act or omission of Tenant or any of Tenant's Parties on the Premises or elsewhere on or about the Project;

(d)  any injury, death or damage to persons or property of Tenant or any of Tenant's Parties or any other Persons on the Project by or with the invitation, licence or consent of Tenant caused by any reason whatsoever, save and except if caused by the negligence of Landlord and/or Landlord's Parties.

13.6  Parties

(a)  It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation herein contained for the benefit of Landlord shall extend to and benefit all of Landlord's Parties; solely for such purpose, and to the extent that Landlord expressly chooses to enforce the benefits of this subsection 13.6(a) and any other section to which it applies, for any Landlord's Parties, it is agreed that Landlord is the agent or trustee for each and all Landlord's Parties.

(b)  It is agreed that every release of liability and waiver of subrogation herein contained for the benefit of Tenant will extend to and benefit all of Tenant's Parties; solely for such purpose, and to the extent that Tenant expressly chooses to enforce the benefits of this subsection 13.6(b) and any other section to which it applies, for any Tenant's Parties, it is agreed that Tenant is the agent or trustee for each and all Tenant's Parties.
14.  ASSIGNMENT, SUBLETTING AND CHANGE OF CONTROL

14.l  Consent Required

(a)  Subject to subsection 14.l(c) below, Tenant will not:

(i)  assign this Lease in whole or in part;

(ii)  sublet or part with or share possession of all or any part of the Premises;

(iii)  grant any concessions, franchises, licences or other rights to others to use any portion of the Premises;

(iv)  grant any mortgage or charge on this Lease;

(v)  if Tenant or any occupant of the Premises is at any time  a corporation, trust or partnership, transfer the issued shares in the capital stock or transfer, issue or divide any shares of the corporation or of any affiliate of the corporation, or transfer trust units or partnership interests sufficient to transfer control to others than the then present shareholders of the corporation or those in control of the trust or partnership (collectively called "Sale");

(vi)  if Tenant or any occupant of the Premises is at any time a corporation, trust or partnership, merge, amalgamate or consolidate the corporation with one or more other entities or effect a corporate restructuring or reorganization, voluntarily or by operation of law (collectively called "Reorganization"),

(all of the foregoing being hereinafter individually or collectively referred to as "Transfer"; a party making a Transfer is referred to as a "Transferor" and a party taking a Transfer is referred to as a "Transferee"), without the prior written consent of Landlord in each instance, which consent, subject to the provisions of Section 14.3 below, may not be unreasonably withheld. Notwithstanding anything contained in the foregoing to the contrary, the provisions of subsection 14.l(a)(v) shall not apply to a Sale by Tenant (provided Tenant is in occupancy of the Premises) so long as Tenant is a corporation whose shares are listed and traded on any recognized public stock exchange in Canada or the United States.

(b)  For greater certainty, it is agreed that it shall be reasonable for Landlord to withhold its consent to a Transfer, if:

(i)  the proposed Transferee does not have a good business reputation and experience in the use to be made of the Premises pursuant to the terms of this Lease;

(ii)  the proposed Transferee does not have financial strength at least sufficient to satisfy all of the obligations of Tenant hereunder;

(iii)  the proposed Transferee is an existing occupant of any part of the Project or is in some way affiliated with an existing occupant;

(iv)  the proposed Transferee is then, or within the preceding six (6) months has been, a prospect involved in bona fide negotiations with Landlord respecting the leasing of any premises in the Project or such proposed Transferee is in some way affiliated with such bona fide prospect;

(v)  the proposed Transfer or proposed use or occupancy of the Premises by the proposed Transferee would result in a breach of any lease, agreement to lease or other agreement by which Landlord is bound with respect to any part of the Project;

(vi)  there is an Uncured Event of Default or Tenant is in default under any other agreement affecting the Premises;

(vii)  without affecting the interpretation of Article 8 or any other provision hereof, the use proposed to be made of the Premises by the Transferee will be incompatible with the uses of other tenants of the Project, in the sole discretion of Landlord, or will be more burdensome on the Project, in terms of parking requirements or any other factor, than the business previously carried on by Tenant on the Premises, or will result in a breach of any of the other provisions of this Lease;

(viii)  Landlord is not satisfied, acting reasonably, in the case of a proposed Sale, that:

(I)  the financial strength of Tenant will not be adversely affected by such Sale; and/or

(II)  there will be continuity of management or business practices following such proposed Sale;

(ix)  Landlord is not satisfied, acting reasonably, in the case of a proposed Reorganization, that:

(I)  the financial strength of the entity resulting from such Reorganization will be equal to or better than that of Tenant as at the date of this Lease; and/or

(II)  there will be continuity of management or business practices following such proposed Reorganization;

(x)  Tenant fails to provide Landlord with at least fifteen (15) days' prior Notice of the proposed Transfer, which Notice shall be accompanied by all of the information required pursuant to the provisions of Section 14.2 below.

Notwithstanding anything contained in the foregoing to the contrary, the provisions of subsections (b)(iii) or (iv) shall not apply in the event Landlord has not and will not, within the nine (9) months following Landlord's receipt of the Notice of the Transfer, have premises in the Project available for lease that could reasonably satisfy such Transferee's needs.

(c)  Notwithstanding the foregoing, provided the Tenant is the Tenant named in this Lease and there has been no prior Transfer and, further, provided there is no Uncured Event of Default, then Tenant will be permitted to assign this Lease or sublet the Premises in whole or in part (a "Permitted Transfer") on prior Notice to Landlord accompanied by any information which may be required for Landlord to consider the Financial Covenant (as hereinafter defined), but without the prior written consent of Landlord, to:

(i)  an affiliate corporation (as that term is defined  in the Business Corporations Act (Ontario) as amended or replaced from time to time) of Tenant named herein provided that it is shown to the reasonable satisfaction of Landlord that the financial strength ("Financial Covenant") of Tenant will not be adversely affected by such Permitted Transfer (as to which Landlord has given Notice that it is satisfied there shall be no adverse change to Tenant's Financial Covenant); or

(ii)  the purchaser of, or a corporation created by merger or amalgamation with, Tenant named herein, provided that it is shown to the reasonable satisfaction of Landlord that the Financial Covenant of the purchaser or of the corporation created by such merger or amalgamation, as the case may be, is the same as or greater than that of Tenant named herein as at the date hereof (as to which Landlord has given Notice that it is satisfied with such Financial Covenant);

collectively, a "Permitted Transferee", provided that such Permitted Transferee enters into an agreement with Landlord contemplated by, and provided such Permitted Transfer otherwise complies with, the applicable provisions of this Article 14 and, further, provided that, in the case of any Permitted Transfer to an affiliate, upon such affiliate ceasing to be an affiliate of Tenant named herein, there shall thereupon, at Landlord's option, be deemed to have occurred a Transfer for which Landlord's prior written consent is required under this Lease.

(d)  If Landlord withholds, delays or refuses to give consent to any Transfer, whether or not Landlord is entitled to do so, Landlord shall not be liable for any losses or damages in any way resulting therefrom and Tenant will not be entitled to terminate this Lease or exercise any other remedy whatever in respect thereof except to seek the order of a court of competent jurisdiction compelling Landlord to grant any such consent which Landlord is obliged to grant pursuant to the terms of this Lease.

(e)  No Transfer may be made where any portion of the Rent is lower than that provided for herein or on terms more favourable to the Transferee than the terms set out herein, if Landlord has or will, within the nine (9) months following Landlord's receipt of the Notice of the Transfer, have premises in the Project available for lease that could reasonably satisfy such Transferee's needs; otherwise no Transfer may be made where any portion of the Rent is lower than the market rent or on terms more favourable than market terms for a sublease of comparable premises in the market place prevailing at the time of the Transfer.

  (f) Tenant shall be entitled to advertise the availability of the whole or any portion of the Premises for lease, subject to receipt of Landlord's prior written consent to such advertising, not to be unreasonably withheld or delayed, it being hereby confirmed that in no event shall such advertising contain any reference to rental rates.

 (g) If Landlord fails to respond to a request for consent within fifteen (15) days after receipt of such request and all other information required to be provided to Landlord, Landlord shall be deemed to have refused to grant such consent.

14.2  Obtaining Consent

(a)  All requests to Landlord for consent to any Transfer shall be made to Landlord in writing together with:

(i)  a copy of the agreement pursuant to which the proposed Transfer will be made; and

(ii)  such information in writing as a landlord might reasonably require respecting a proposed Transferee and which might be required to provide Landlord with all the information necessary to determine whether or not the provisions of subsection 14.l(b) above have been complied with, and which information shall include, without limitation, the name, business and home addresses and telephone numbers, business experience, credit information and rating, financial position and banking and business references and description of business to be conducted by the Transferee on the Premises and parking requirements for such business.

(b)  Tenant will make the corporate books and records of Tenant, and of any affiliate of Tenant, available to Landlord and its representatives for inspection at any time and from time to time, in order to ascertain whether or not there has been any Sale or Reorganization.

(c)  Tenant will be responsible for payment to Landlord of all costs incurred by Landlord in considering and processing the request for consent, including documenting any Permitted Transfer, which costs shall include, without limitation, the cost of any credit checks, legal costs, and Landlord's reasonable administrative fee; all of which costs incurred by Landlord in respect of any such request for consent or for documenting any Permitted Transfer shall be the responsibility of and shall be paid by Tenant forthwith upon demand, including, in the case of consent, whether or not Landlord grants its consent. Notwithstanding anything contained in this Lease to the contrary, upon Landlord's receipt of any request for consent to Transfer from Tenant, Landlord shall have the option of requiring Tenant to first submit to Landlord a deposit on account of all of the foregoing costs, which deposit shall be in the amount of One Thousand Dollars ($1,000.00), prior to Landlord having to consider such request for consent to Transfer.

14.3  Landlord's  Option

(a)  Notwithstanding the other provlSlons contained in this Article 14, save and except for the provisions of subsection 14.1 above, to which the provisions of this Section 14.3 shall not apply, Landlord shall have the option, exercisable by Notice to Tenant within fifteen (15) days after the satisfaction of the provisions of Section 14.2 above, to:

(i)  terminate this Lease as it relates to the whole or the portion of the Premises, as the case may be, which is the subject of the proposed Transfer (''Transferred Premises") effective as of the date on which the proposed Transfer was proposed to occur; or

(ii)  take a Transfer from Tenant of the Transferred Premises on the same terms as the proposed Transfer in respect of which Tenant had requested Landlord's consent, as aforesaid.

(b)  If Landlord elects to terminate this Lease pursuant to the provisions of subsection 14.3(a)(i) above, Tenant will have the right, to be exercised by Notice to Landlord within ten (10) days after receipt of such Notice of termination, to withdraw the request for consent to the proposed Transfer, in which case Tenant will not proceed with such proposed Transfer, the Notice of termination shall be null and void and this Lease shall continue in full force and effect in accordance with its terms.

(c)  If Landlord terminates this Lease as it relates to the Transferred Premises pursuant to the provisions of subsection 14.3(a)(i) above, or if Landlord elects to take a Transfer as contemplated pursuant to subsection 14.3(a)(ii) above, Tenant hereby  grants to Landlord (and any  others permitted by Landlord) the right, in common with Tenant and all others entitled thereto, to use for their intended purposes all portions of the Premises in the nature of Common Facilities (such as corridors, washrooms, lobbies and the like) or which are reasonably required for proper access to or use of the Transferred Premises (such as reception  area, interior corridors, mechanical or electrical systems and ducts and the like) and Landlord shall have the right to complete any demising required therefor.

14.4  Terms of Transfer

In the event of any Transfer, Landlord shall have the following rights:

(a)  to require Tenant and Transferee to enter into an agreement in wntmg to implement any amendments to this Lease to give effect to Landlord's exercise of any of its rights hereunder;

(b)  to require Tenant and Transferee to enter into an agreement ("Assumption Agreement") with Landlord in writing whereby the parties agree, jointly and severally, to be bound by all of Tenant's obligations under this Lease and agree, jointly and severally, to be bound by all of the provisions of this Lease and, to the extent permitted by applicable Laws, to waive any right it, or any Person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), and to agree that in the event of any such proceeding Landlord will comprise a separate class for voting purposes. If the Transferee is incorporated, established or resident in a jurisdiction other than the Province of Ontario, the Assumption Agreement shall contain an attomment by the Transferee to the laws and courts of the Province of Ontario and shall be accompanied by the opinion of the Transferee's lawyer that the Assumption Agreement is binding on the Transferee in accordance with its terms, and enforceable against the Transferee in the Province of Ontario and the jurisdiction in which the Transferee is resident or domiciled;

(c)  to receive fifty percent (50%) of all amounts to be paid to Tenant under the agreement in respect of such Transfer in excess of the Rent payable under this Lease (to which Landlord is entitled to receive one hundred percent (100%)), less only Tenant's out of pocket costs incurred in connection with such Transfer (including brokerage fees, advertising costs and inducements, all of which shall be evidenced by receipted invoices copied to Landlord) and any consideration which is bona fide being paid to Tenant for equipment, furnishings and other property to be conveyed by Tenant as part of or together with the transaction of Transfer and which is not reasonably attributable to Tenant's interest in this Lease and less, in the case of a sublease, all amounts receivable by Tenant under the sublease equal to the amounts payable by Tenant hereunder each month during the term of the sublease in respect of the Transferred Premises;

(d)  to require the Transferee, in case of a Transfer by sublease, to waive any rights pursuant to subsections 17, 21 and 39(2) of the Commercial Tenancies Act (Ontario) and any amendments thereto and any other statutory provisions of the same or similar effect, to retain the unexpired Term of this Lease, or any portion thereof or obtain any right to enter into any lease or other agreement directly with Landlord for the Premises or any portion thereof, or otherwise remain in possession of any portion of the Premises; and

(e)  at Landlord's option, to require, if the Transfer is a sublease or other transaction not including an assignment, that, at any time upon receipt of notice from Landlord, all amounts payable by the Transferee each month be paid directly to Landlord who shall apply the same on account of Tenant's obligations under this Lease, but no such collection or acceptance of any Rent by Landlord shall be deemed to be a waiver of Landlord's rights under this Lease or an acceptance of or consent to any such Transfer or a release of any of Tenant's obligations under this Lease.

14.5  Effect of Transfer

(a)  No consent of Landlord to a Transfer shall be effective unless given in writing and executed by Landlord. No Transfer and no consent by Landlord to any Transfer shall constitute a waiver of the necessity to obtain Landlord's consent to any subsequent or other Transfer.

(b)  In the event of any Transfer or any consent by Landlord to any Transfer, Tenant shall not thereby be released from any of its obligations hereunder; Tenant shall remain bound by all such obligations pursuant to this Lease for the balance of the Term.

(c)  Tenant hereby consents to any further:

(i)  Transfers of this Lease;

(ii)  amendments of this Lease which may be made between the Transferee and Landlord ("Amendments");

(iii)  Alterations which may be made by the Transferee in accordance with the applicable provisions of this Lease;

without the further consent or agreement of Tenant. Tenant will continue to be bound by all of its obligations pursuant hereto notwithstanding any such further Transfers or any Amendments or Alterations, to the extent of what would have been Tenant's obligations pursuant hereto had such Transfers, Amendments or Alterations not been made. Tenant's obligations pursuant hereto shall not be increased as a result of any such Transfers, Amendments or Alterations and Landlord agrees to provide to Tenant, upon receipt of written request therefor, a copy of any such Transfers or Amendments and notice of any such Alterations.

(d)  If any Transferee extends or renews this Lease pursuant to any right or option or other opportunity afforded hereunder to Tenant, or if any Transferee leases other premises pursuant to any right or option or other opportunity afforded hereunder to Tenant, Tenant shall be jointly and severally liable with such Transferee for all of the obligations of Tenant resulting from the exercise thereof throughout the Term as renewed or extended.

(e)  Every Transferee shall be obliged to comply with all of the obligations of Tenant under this Lease. Tenant will enforce all of such obligations against each Transferee. Any Event of Default of any Transferee shall also constitute an Event of Default of Tenant hereunder.

  (f) Tenant agrees that if this ease is ever disclaimed, repudiated or terminated by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors' proceeding, including any proceeding under the Bankruptcy and Insolvency Act (Canada) or .the Companies' Creditors Arrangement Act (Canada), or if Landlord terminates this Lease as a result of any act or Event of Default of any Transferee, Tenant will nonetheless remain responsible for fulfilment of all obligations of Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination and shall, upon Landlord's request, enter into a new lease of the Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease, subject to such written amendments thereto to which Tenant and Landlord had agreed at any time prior to such disclaimer, repudiation or termination, and with the exception that Tenant will accept the Premises in "as is" condition.

14.6     Assignment by Landlord

Landlord shall have the right to sell, lease, convey, mortgage, or otherwise dispose of the Project or any part thereof and to assign this Lease and any interest of Landlord pursuant to this Lease without any restriction. If Landlord shall sell, lease, convey, mortgage or otherwise dispose of the Project or any part thereof or shall assign this Lease and any interest of Landlord pursuant to this Lease, then to the extent that the purchaser or assignee agrees with Landlord to assume the covenants and obligations of Landlord hereunder, Landlord shall thereupon and without further agreement be released of all liability pursuant to the terms of this Lease.

15.  STATUS AND SUBORDINATION OF LEASE

15.1  Status Statement

(a)  Tenant will, within ten (10) days after written request from Landlord, execute and deliver to Landlord, or to any actual or proposed lender, purchaser or assignee of Landlord, a statement or certificate ("Status Statement"), in such form as requested by Landlord, confirming (or, if such is not the case, stating Tenant's objections thereto):

(i)  that this Lease is unmodified and in full force and effect;

(ii)  the date of commencement and expiry of the Term and the dates to which Basic Rent and any other Rent, including any prepaid rent have been paid;

(iii)  whether or not there is any existing Event of Default by Tenant or any default by Landlord under this Lease (any such Event of Default or Landlord default, as the case may be, to be expressly identified);

(iv)  that there is no reason why the obligations of Tenant under this Lease may not be fully enforced in accordance with their terms and that there are no defences, counter claims or rights of set off in respect of any of the same;

(v)  the particulars of any outstanding obligations, if any, or Event of Default or Landlord default, if any, under any agreement between the parties, other than this Lease, which would affect the obligations of any of the parties pursuant to this Lease; and/or

(vi)  any other items reasonably requested to be confirmed or acknowledged by Landlord or an actual or prospective mortgagee or purchaser.

(b)  In addition to the foregoing, the Status Statement may also require Tenant to:

(i)  provide full details of the financial and credit standing and details of the corporate organization of Tenant, including audited financial statements for such period of time as Landlord may require; and

(ii)  agree, confirm and acknowledge that Tenant will not agree to any amendment, surrender or early termination of this Lease and will not prepay any Rent by more than one (1) month beyond the specific terms hereof, without the prior written consent of any mortgagee or assignee of Landlord to which the Status Statement is given.

(c)  It is hereby understood and agreed that the Status Statement is intended to be relied upon by Landlord or an actual or prospective lender, purchaser and assignee of any interest of Landlord under this Lease or in the Project.

15.2  Subordination

At the option of Landlord to be expressed in writing from time to time, this Lease and the rights of Tenant hereunder are and shall be subject and subordinate to any and all mortgages, trust deeds and charges (any of which are herein called "Mortgage" or "Mortgages") and any and all easements and rights of way (provided that the same do not materially adversely affect Tenant's access to or use of the Premises) ("Easements") on or in any way affecting the Premises or the Project or any part thereof now or in the future, including all renewals, extensions, modifications and replacements of any Mortgages and Easements from time to time. Tenant will at any time on ten (10) days' Notice from Landlord or holder of a Mortgage attom to and become a tenant of the holder of any of such Mortgages or any party whose title to the Project is superior to that of Landlord upon the same terms and conditions as set forth herein.

Tenant will execute promptly on request by Landlord any certificates, agreements, instruments of postponement or attomment, or other such instruments or agreements as requested from time to time to postpone or subordinate this Lease and all of Tenant's rights hereunder to any of such Mortgages or Easements or to otherwise give full effect to any of the provisions of this Article 15.

Provided there is no Uncured Event of Default, and at Tenant's request and sole cost and expense, Landlord shall use commercially reasonable efforts to obtain from the holder of any Mortgage, in respect of which Tenant has executed  and  delivered  an instrument  of postponement,  subordination  or attomment  as required  hereby,  its agreement to permit Tenant to continue in occupation of the Premises in accordance with and subject to the terms of this Lease.

15.3 Registration

Tenant will not register this Lease or any short form or notice hereof except in such form as has been approved by Landlord in writing, such approval not to be unreasonably withheld or delayed, it being hereby agreed that it shall be reasonable for Landlord to withhold its consent if such short form or notice contains any financial terms of this Lease. The cost of preparation, approval, execution and registration of any notice or short form of this Lease or other document to be registered by Tenant will be borne by Tenant and, in the case of Landlord's approval, such cost shall be payable hereunder as Additional Rent, forthwith upon demand. If Tenant registers or causes or permits there to be registered against the title to the Project any short form or notice of this Lease or other document, Tenant will forthwith provide to Landlord details of such registration and a duplicate registered copy of the registered document. Prior to the expiry or earlier termination of this Lease, Tenant will, at its sole cost and expense, arrange to expunge or discharge from the register of the title of the land on which the Project is located, any interest of Tenant therein.

16.  DEFAULT AND REMEDIES

16.1  Default and Remedies

(a)  It shall be deemed an event of default hereunder ("Event of Default") if any of the following shall occur:

(i)  Tenant fails, for any reason, to make any payment of Rent as and when the same is due to be paid hereunder;

(ii)  Tenant fails, for any reason, to perform any other covenant, condition, agreement or other obligation on the part of Tenant to be observed or performed pursuant to this Lease (other than the payment of any Rent) or any other agreement between the parties, whether or not related to the Premises;

(iii)  Tenant makes or purports to make a Transfer affecting the Premises, or the Premises shall be used by any Person or for any purpose, other than in compliance with and as expressly authorized by this Lease;

(iv)  Tenant or any other occupant of the Premises makes an assignment for the benefit of creditors or becomes bankrupt or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment, arrangement or compromise with its creditors, or makes any sale in bulk of any property on the Premises (other than in conjunction with a Transfer approved in writing by Landlord and made pursuant to all applicable legislation), or steps are taken or action or proceedings commenced by any Person for the dissolution, winding up or other termination of Tenant's existence or for the liquidation of Tenant's assets (provided the foregoing shall not be considered an Event of Default hereunder if such steps or action or proceedings are the subject of a bona fide dispute between Tenant and such Person and Tenant delivers to Landlord satisfactory evidence thereof);

(v)  Tenant becomes insolvent;

(vi)  a trustee, receiver, receiver-manager, manager, agent or other like Person is appointed in respect of the assets or business of Tenant or any other occupant of the Premises;

(vii)  Tenant attempts to or does abandon the Premises or remove or dispose of any goods and chattels from the Premises;

(viii)  a writ of execution has been filed against Tenant or this Lease or any goods or other property of Tenant shall at any time be seized or taken in execution or attachment and such writ or seizure or taking remains unsatisfied for a period of five (5) days or more (provided that the foregoing shall not be considered an Event of Default hereunder if such writ or seizure or taking is the subject of a bona fide dispute between Tenant and such Person and Tenant delivers to Landlord satisfactory evidence thereof); or

(ix)  there is a default under any other agreement relating to the Premises.
(b)  If there is an Event of Default pursuant to:
(i)  subsection 16.l(a)(i) which has not been remedied within five (5) business days following Notice from Landlord (which Notice may require any arrears of Rent to be paid to Landlord by way of certified cheque); or

(ii) subsection 16.l(a)(ii) which has not been remedied within fifteen (15) business days after Notice thereof (or such shorter period as expressly provided for herein or, provided such Event of Default can be cured and Tenant is acting diligently, continuously and in good faith, such longer period as may be reasonably required to complete the remedying of such Event of Default); or

(iii)  subsection 16.l(a)(v) and Tenant does not render itself solvent, and provide written evidence thereof to Landlord's reasonable satisfaction, within five (5) business days following Notice from Landlord, or if there is any other Event of Default, then, without prejudice to and in addition to any other rights and remedies to which Landlord is entitled pursuant hereto or at law, the then current and the next three (3) months' Rent shall be forthwith due and payable and Landlord shall have the following rights and remedies, all of which are cumulative and not alternative:

(I)  to terminate this Lease in respect of the whole or any part of the Premises by Notice to Tenant (it being understood that actual possession shall not be required to effect a termination of this Lease and that Notice alone shall be sufficient), it being understood and agreed that, if this Lease is terminated in respect of part of the Premises, this Lease shall thereupon be deemed amended as necessary to give effect thereto without need for further amendment;

(II)  to enter the Premises as agent of Tenant and as such agent to relet them for whatever term (which may be for a term extending beyond the Term) and on whatever terms and conditions as Landlord in its sole discretion may determine and to receive the rent therefor and, as the agent of Tenant, to take possession of any furniture, fixtures, equipment, stock or other property thereon and, upon giving Notice to Tenant, to store the same at the expense and risk of Tenant or to sell or otherwise dispose of the same at public or private sale without further notice, and to make such alterations to the Premises in order to facilitate their re letting as Landlord shall determine, and to apply the net proceeds of the sale of any furniture, fixtures, equipment, stock or other property or from the re-letting of the Premises, less all expenses incurred by Landlord in making the Premises ready for re-letting and in re-letting the Premises, on account of the Rent due and to become due under this Lease and Tenant will be liable to Landlord for any deficiency and for all such expenses incurred by Landlord as aforesaid; no such entry or taking possession of or performing alterations to or re-letting of the Premises Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a Notice of such intention or termination is given by Landlord to Tenant;

(III)  to remedy or attempt to remedy any Event of Default in the performance of any repairs, work or other covenants of Tenant hereunder and, in so doing, to make any payments due or claimed to be due by Tenant to third parties and to enter upon the Premises, without any liability to Tenant therefor and without any liability for any damages resulting thereby, and without constituting a re-entry of the Premises or termination of this Lease, and without being in breach of any of Landlord's covenants hereunder and without thereby being deemed to infringe upon any of Tenant's rights pursuant hereto, and, in such case, Tenant will pay to Landlord  forthwith upon demand all amounts paid by Landlord to third parties in respect of such Event of Default and all reasonable costs of Landlord in remedying or attempting to remedy any such Event of Default plus fifteen percent (15%) of the amount of such costs for Landlord's inspection, supervision, overhead and profit;

(IV)  to obtain damages from Tenant including, without limitation, if this Lease is terminated by Landlord, all deficiencies between all amounts which would have been payable by Tenant for what would have been the balance of the Term, but for such termination, and all net amounts actually received by Landlord for such period of time, it being agreed that, in the event Landlord terminates this Lease as a result of an Event of Default, Landlord shall use commercially reasonable efforts to mitigate its damages; and
(V)  if this Lease is terminated due to an Event of Default, or if it is disclaimed, repudiated or terminated in any insolvency proceedings related to Tenant (collectively "Disclaimer"), to obtain payment from Tenant of the value of all tenant inducements which were received by Tenant pursuant to the terms of this Lease, the agreement to enter into this Lease or otherwise, including, without limitation, the amount equal to the value of any leasehold improvement allowance, tenant inducement payment, rent free periods, lease takeover, Leasehold Improvements or any other work for Tenant's benefit completed at Landlord's cost and moving allowance, which value shall be multiplied by a fraction, the numerator of which shall be the number of months from the date of Disclaimer to the date which would have been the natural expiry of this Lease but for such Disclaimer, and the denominator of which shall be the total number of months of the Term as originally agreed upon.

16.2  Interest and Costs

(a)  All amounts of Rent shall bear interest from their respective due dates until the actual dates of payment at a rate which shall be three percent (3%) per annum in excess of the Prime Rate.

(b)  Tenant will be responsible for and pay to Landlord forthwith upon demand all costs incurred by Landlord, including, without limitation, reasonable compensation for all  time expended by Landlord's own personnel, legal costs on a substantial indemnity basis, and all other costs of any kind whatsoever, arising from or incurred as a result of any Event of Default or any enforcement by Landlord of any of Tenant's obligations under this Lease or any other agreement or obligation of Tenant to Landlord, whether or not related to the Premises including, but not limited to, witness costs (such as transportation, accommodation and the like).

16.3  Bankruptcy and Insolvency

To the extent permitted by applicable Laws, Tenant hereby waives any right it, or any Person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceeding, including, without limitation, the Bankruptcy and Insolvency Act (Canada) or the Companies' Creditors Arrangement Act (Canada), and agrees that in the event of any such proceeding Landlord will comprise a separate class for voting purposes. Further, Tenant agrees that the obligations and liabilities of Tenant under this Lease shall not be released or discharged or otherwise affected by the bankruptcy, winding up, liquidation, dissolution or insolvency of the partnership constituting Tenant or any partner thereof or by change in the constitution of such partnership.

16.4  Landlord's Right of Distress

(a)  For the purposes of Landlord's right to distrain, Tenant's trade fixtures shall be treated as chattels notwithstanding their level of affixation to the Premises.

(b)  Tenant agrees with Landlord that, notwithstanding any statute, all goods and chattels from time to time on the Premises shall be subject to distress for Rent and the fulfilment of all of Tenant's obligations under this Lease.

(c)  Landlord may exercise any right of distress on the Premises and for such purpose may lock the Premises, change any locks on the Premises and by any means exclude Tenant from all or any parts of the Premises and Landlord shall not thereby be terminating this Lease in the absence of express Notice terminating this Lease. Tenant consents to being excluded by Landlord from all or any parts of the Premises for purposes of Landlord's exercising any right of distress.

(d)  In exercising any right of distress, Landlord may distrain against all or any goods or chattels and Tenant waives any and all rights and remedies in respect thereof, including all rights under the Commercial Tenancies Act (Ontario).

(e)  In addition to others entitled to do so, Landlord and its agents and employees shall have the right to purchase any goods or chattels on the Premises distrained by Landlord so long as the price paid by Landlord or its agents or employees is reasonably comparable to that which might reasonably be obtained by sale under distress to an arm's length third party.

16.5  Rent Deposit Agreement

Tenant agrees to execute and be bound by the Rent Deposit Agreement in the form attached hereto as Schedule "C".

16.6  Remedies to Subsist

(a)  No waiver of any of Tenant's obligations under this Lease and no waiver of any of Landlord's rights hereunder in respect of any Event of Default shall be deemed to have occurred or be given as a result of any condoning, excusing, overlooking or delay in acting upon by Landlord in respect of any Event of Default or by any other act or omission of Landlord including, without limitation, the acceptance of any Rent less than the full amount thereof, the acceptance of any Rent after the occurrence of any Event of Default, or any verbal or written statements or agreements made by any employee of Landlord other than an agreement in writing duly executed on behalf of Landlord by one of its personnel with ostensible authority to do so. No waiver of  any of Tenant's obligations or any of Landlord's rights hereunder shall be effective except and only to the extent of any express waiver in writing duly executed on behalf of Landlord by one of its personnel with ostensible authority to do so. The waiver by Landlord of any Event of Default or of any rights of Landlord in respect of any term, covenant or condition herein shall not be deemed to be a waiver of any subsequent Event of Default or rights of Landlord in respect of such term, covenant or condition.

(b)  All rights and remedies of Landlord under this Lease and at law shall be cumulative and not alternative, and the exercise by Landlord of any of its rights pursuant to this Lease or at law shall at all times be without prejudice to any other rights of Landlord, whether or not they are expressly reserved. Tenant's obligations under this Lease shall survive the expiry or earlier termination of this Lease and shall remain in full force and effect until fully complied with.

(c)  If Landlord assigns this Lease to a mortgagee or holder of other security on the Premises or the Project or any part thereof or to any other Person whatsoever Landlord shall nonetheless be entitled to exercise all rights and remedies available to it pursuant to this Lease and at law without providing evidence of the approval or consent of such mortgagee, holder of other security or other Person whatsoever.

16.7  Impossibility of Performance

If and to the extent that either Landlord or Tenant are unable to fulfill or are delayed or restricted in the fulfilment of any obligation under this Lease, other than the payment by Tenant of any Rent or any other amounts payable by Tenant under this Lease, by reason of a Health Emergency, the unavailability of material, equipment, utilities, services or labour required to enable it to fulfill such obligation or by reason of any Laws, or by reason of any strike, lock out, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, or by adverse weather conditions (being weather conditions which preclude any work at the Project for a substantial part of a work day which causes the construction schedule to be delayed) or any Acts of God, or its not being able to obtain any permission or authority required pursuant to any applicable Laws or by reason of any other such cause beyond its control and not the fault of the party being delayed and not avoidable by the exercise of reasonable foresight (excluding the inability to pay for the performance of such obligation), then the party being delayed shall be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of such delay or restriction, and the other party shall not be entitled to any compensation for any loss, inconvenience, nuisance or discomfort occasioned thereby. The party delayed will, however, use its best efforts to fulfil the obligation in question as soon as is reasonably practicable by arranging an alternate method of providing the work, services or materials being delayed subject, in the case of performance by Tenant, to the approval of Landlord in its sole and absolute discretion. In any event, the provisions of this Section 16.7 shall not apply to permit any delay in any payment by Tenant of any Rent or any other amounts payable by Tenant under this Lease. For greater certainty, the provisions of this Section 16.7 shall also include any delays experienced by Landlord in obtaining any permits or materials or approvals to plans or otherwise required from any party (save and except Tenant) necessary for Landlord's Work, or any other work performed by Landlord in connection with its obligations pursuant hereto, and any delays resulting from items constituting force majeure under any construction agreement entered into by Landlord in connection with any of the foregoing.

17.  CONTROL OF PROJECT

17.1  Operation of Project by Landlord

(a)  The Project is at all times subject to the exclusive control and management of Landlord. The provisions of this Section 17.l and any other provisions of this Lease shall not be interpreted so as to impose any liability or obligation whatsoever on Landlord and Landlord shall have only such obligations as are expressly set forth in this Lease.

Without limiting the generality of the foregoing, Landlord shall have the right to:

(i)  police and supervise any or all portions of the Project;

(ii)  obstruct, lock up or close off all or any part of the Project for purposes of performing any maintenance, repairs or replacements or for security purposes or to prevent the accrual of any rights to any Person or the public or any dedication thereof;

(iii)  grant, modify and terminate any easements or other agreements respecting any use, occupancy or maintenance of any part of the Project or the supply of any services to any part of the Project; and

(iv)  use or permit to be used any part of the roof of the Building or any other components of the Common Facilities for any purpose,  including promotional activities, merchandising, display, solar panels or other energy-generating devices, entertainment or special features.

Tenant agrees that all enclosed Common Facilities including any enclosed areas, malls or walkways in the Project may be open for access to the Premises during such hours as determined by Landlord from time to time, and during any other hours as Landlord may determine; at any other times, any or all enclosed areas, malls and walkways may be locked by Landlord, and the public and Tenant may be excluded therefrom, except that tenants of office premises shall be entitled to access to their: respective leased premises subject to compliance with all applicable rules and regulations of Landlord, including those related to security.

In order to perform any maintenance, repairs, alterations or improvements in or relating to any part of the Project, provided Tenant has reasonable access to the Premises, Landlord may cause reasonable and temporary obstructions of Common Facilities without thereby constituting or being deemed to constitute an interference with any of Tenant's rights hereunder or a breach by Landlord of any of its obligations hereunder, it being hereby understood and agreed that, to the extent possible under the circumstances, in exercising its rights pursuant to this subsection 17.l(a), Landlord   shall  use  commercially  reasonable  efforts  to  minimize  interference   with  Tenant's business on the Premises.

(b)  Landlord shall operate the Project in a reasonable manner in keeping with the Building Standard, the costs of which shall be included in Operating Costs.

(c)  Subject to the provisions of Section 16.7 above and Landlord's rules and regulations and security requirements in effect from time to time, and further, subject to maintenance requirements and requirement to repair and/or replace Building systems and infrastructure, and subject to the other provisions hereof, Tenant will be entitled to have access to the Premises twenty-four (24) hours per day, seven (7) days per week, each day during the Term.

(d)  At any time, and time to time, in connection with any multi-ownership, condominium or development agreement entered into by Landlord, or as a result of the sale of a portion of the Lands, or the like, Landlord may expand, reduce or otherwise alter the Project and the lands, buildings, structures, improvements, equipment and facilities thereon, provided the exclusion  of any portion of Lands will not materially adversely affect Tenant's access to, or its ability to use, the Premises and the Common Facilities as expressly provided for in this Lease; from and after the effective date of any such occurrence in which any portion of the Lands is excluded therefrom, Tenant agrees that it has no interest in any such excluded lands and Tenant agrees to execute and deliver forthwith upon the request of Landlord all documents reasonably requested by Landlord to confirm Tenant has no interest in any such excluded lands.

17.2  Alterations of the Project

(a)  Notwithstanding anything contained in this Lease, at any time and from time to time and either prior to or after the Commencement Date, Landlord shall have the right to construct on or remove from the Project or adjacent lands such other buildings or extensions of buildings as Landlord may desire. Landlord shall have the right to make any changes in, additions to, deletions from, rearrangements of or relocations of any part or parts of the Project, including the Premises, and including any of the Common Facilities as Landlord shall consider necessary or desirable (which, or any of which, are referred to in this Section 17.2 as "Changes"), provided that as a result of effecting such Changes, the Premises shall be substantially the same in size as the Premises described herein and Tenant will at no time be prevented from conducting business  in  the Premises as altered or relocated by such Changes.

(b)  If the Premises or any portion thereof are relocated as a result of such Changes after commencement of the Term, Landlord shall be responsible for the direct cost of moving Tenant to the relocated Premises and constructing replacement Leasehold Improvements therein (but not for any indirect costs or losses such as overhead costs, loss of revenue or profit).

(c)  Tenant will not have the right to object to or make any claim other than as expressly set forth herein on account of the exercise by Landlord of any of its rights under this Section 17.2 and Tenant will not be entitled to any abatement or reduction of Rent except a reduction of Rent proportionate to any reduction in area of the Premises as relocated.

(d)  Landlord shall make any such Changes as expeditiously as is reasonably possible in the circumstances and shall interfere as little as is  reasonably possible in the circumstances with Tenant's business operation in the Premises. Tenant will  forthwith, at the request of Landlord, execute such further assurances, releases or documents as may be required by Landlord to give effect to any of Landlord's rights under this Section 17.2.

17.3  Landlord Not in Breach

The exercise by Landlord of any of its rights under this Article 17 (and any resultant interruption, noise, disruption, etc.) shall not constitute a breach by Landlord of any of its obligations under this Lease nor an infringement nor breach of any of Tenant's rights under this Lease or at law, nor entitle Tenant to any abatement of Rent or damages or any other remedy whatsoever, whether or not damage to or interference with the use of the Premises or their contents shall result, except as expressly set forth in subsection l 7.2(c) above.

17.4  Use of Common Facilities

Tenant will not itself and will not permit any of Tenant's Parties to obstruct  any  Common  Facilities including driveways, laneways, access routes or other portions of the Project other than as expressly permitted pursuant hereto or as otherwise expressly permitted by Landlord in writing; if there shall be a breach of this Section 17.4 Landlord shall have the right, at the expense of Tenant, to remove such obstruction, the cost thereof to be paid by Tenant forthwith upon demand, and Landlord shall not be  responsible for and is  hereby  released  from  any liability for any damage caused to the item creating the obstruction. Landlord shall also be entitled to hold such item as security for the payment of the costs of removing the same and any damage caused by the establishment or removal of such obstruction.

17.5  Rules and Regulations

(a)  Attached hereto as Schedule "E" are the current rules and regulations for the Project. Landlord may, from time to time, amend such rules and regulations  and/or make any further rules and regulations for the management and operation of the Project as Landlord shall determine, and Tenant and Tenant's Parties shall be bound by and shall comply with all of such rules and regulations attached hereto and any amended and further rules and regulations of which notice is given to Tenant from time to time and all of such rules and regulations shall be deemed to be incorporated into and form a       of this Lease.

(b)  To the extent that any future or other rules and regulations conflict with any express provision of this Lease, the express provision of this Lease shall prevail. The imposition of any rules and regulations shall not create or imply any obligation of Landlord to enforce them or create any liability of Landlord for their non-enforcement or otherwise.

17.6  Access to Premises and Suspension of Utilities

(a)  Landlord, without limiting any other rights Landlord may have pursuant hereto or at law, shall have the right, but not the obligation, to enter the Premises at any time on reasonable notice, (except in the case of a real or perceived emergency when no notice shall be required) and for any of the following purposes:

(i)  to examine the Premises to view the state of repairs, condition and use thereof, and to perform any maintenance, repairs and alterations to the same or any part thereof as may be required or permitted by this Lease and to perform any maintenance, repairs and alterations to the Project and to any mechanical, electrical, HVAC equipment and services located therein serving the Premises or any other part of the Project, and for all of such purposes, Landlord may take such material and equipment into the Premises as Landlord may require;

(ii)  to protect the Premises or any part of the Project in respect of any construction or other work being performed in premises adjoining or in the vicinity of the Premises or the Project;

(iii)  for any purposes as determined by Landlord in cases of emergency;

(iv)  to read any utility or other similar meters located in the Premises;

(v)  during the last twelve (12) months of the Term to place "For Rent" signs on the Premises and to show the Premises to prospective tenants and to permit prospective tenants to make inspections, measurements and plans;

(vi)  at any time during the Term, to show the Premises to appraisers, prospective purchasers, mortgagees or lenders; and

(vii)  to exercise any of the rights available to Landlord pursuant to this Lease.

(b)  Landlord shall have the right to run through or locate in the Premises conduits, wires, pipes, ducts and other elements of any systems for utilities, HVAC, telephone and other communications systems and any other such systems to serve the Premises or the Project or any parts thereof and Landlord shall have access for itself and those designated by it to the Premises for the purpose of inspecting, maintaining, repairing, replacing, altering such conduits, wires, pipes, ducts and other elements of any such systems and any services in respect of any of the same. Notwithstanding the foregoing, the Rentable Area of the Premises shall be deemed not to be reduced or otherwise affected as a result of any of such systems being located on or running through the Premises. Landlord shall also have access to the Premises for other tenants of the Project and for itself and those designated by it to inspect services and/or to perform such work in respect of the Project as Landlord shall deem necessary.

(c)  In case of emergencies or for such reasonable purposes as may be required to effect alterations to the Project from time to time, Landlord shall have the right to suspend the availability of utilities; except in emergencies, such suspension of utilities shall be done on reasonable notice to Tenant and outside of normal business hours, i.e. before 7:00 a.m. and after 6:00 p.m., Monday through Friday.

(d)  Landlord shall exercise its rights pursuant to this Section 17.6 in such manner and at such times as Landlord, acting reasonably but in its sole discretion, shall determine; at any time that entry by Landlord is desired in case of emergency, and if no personnel of Tenant are known by Landlord to be present on the Premises or if such personnel fail for any reason to provide Landlord immediate access at the time such entry is desired, Landlord may forcibly enter the Premises without liability for damage caused thereby.

17.7  Health Emergency

(a)  During a Health Emergency, Landlord shall have the right to:

(i)  restrict or limit access, and/or prohibit entry, to the Building by Tenant's employees and/or visitors or invitees for a reasonable period of time during such event;

(ii)  require Tenant to maintain a log of all Persons accessing the Premises;

(iii)  close all or any part of the Building or Project, whether or not Landlord is able to continue to operate same or has determined that it is safe to continue to operate same and whether or not such closure has been ordered by a Medical Authority or any other Authority;

(iv)  restrict access to the Building through designated entrance doors only;

(v)  require Persons accessing the Building to participate in any health screening measures and/or procedures;

(vi)  require Tenant to participate in any Health Emergency drill that Landlord shall choose to implement, acting reasonably, in preparation for a Health Emergency;

(vii)  enter the Premises at any time without notice and/or close all or any part of the Premises, whether or not for decontamination purposes, as may be determined necessary by Landlord, whether or not a public order by any Authority or Medical Authority has been issued to do so;

(viii)  restrict, limit or cease the provision of any or all services to the Building or Project as instructed by any Authority or as deemed prudent or necessary by Landlord, acting reasonably;

(ix)  amend, supplement or otherwise enforce any existing, or impose additional, rules and regulations which are intended to mitigate or minimize the effects of a Health Emergency.

The provisions of this subsection l 7.7(a) shall not be interpreted so as to imply or impose:

(I)  any liability whatsoever upon Landlord or Landlord's Parties in respect of such Health Emergency;

(II)  any duty on Landlord to itself declare a Health Emergency;

(III)  any duty on Landlord or Landlord's Parties to take any steps that they may have the power to decide to take including, without limitation, decontamination of any part of the Premises, Building or Project, in the event of, or in anticipation of, or to mitigate the effects of, a Health Emergency.

(b)  Landlord shall exercise its rights pursuant to this Section!7.7 in such manner and at such times as Landlord, acting reasonably but in its sole discretion, shall determine and if no personnel of Tenant are known by Landlord to be present on the Premises, or if such personnel fail for any reason to provide Landlord immediate access at the time such entry is desired, Landlord may forcibly enter the Premises without liability for damage caused thereby.

(c)  Upon becoming aware of same, Tenant will give reasonably prompt Notice to Landlord of any outbreak of an infectious disease amongst its employees where such outbreak may impact the health and/or safety of other tenants in the Project or lead to a Health Emergency, notwithstanding that neither Landlord nor any Landlord's Parties may have any obligation in respect of the same. The provisions of this subsection 17.7(c) shall not be interpreted so as to imply or impose any obligation whatsoever upon Landlord or any Landlord's Parties.

(d)  In the event of a Health Emergency, the parties shall, acting reasonably, diligently and in a bona fide manner, co-operate with one another in an effort to minimize the length of time, if any, that the Premises and/or the Building may be rendered untenantable or inaccessible as a result thereof.

17.8  Noise and Vibration

Tenant acknowledges that the Project is or may be situated at or near rail lines or other transportation facilities and Tenant agrees that neither Landlord nor any transportation supplier shall be liable or responsible in any way for any disturbance to Tenant's business operations caused or contributed to by noise or vibrations in, on or about the Project resulting from the operation of any transportation system whatsoever.

18.  EXPROPRIATION

(a)  If the whole or any part of the Premises shall be expropriated (which term shall for the purposes of this Article 18 include expropriation, condemnation or sale by Landlord to an authority with the power to expropriate, condemn or take) by any competent authority, then: (i) Landlord and Tenant will co-operate with each other in respect of such expropriation so that Tenant may receive the appropriate award to which it is entitled in law for relocation costs and business interruption and so that Landlord may receive the maximum award to which it may be entitled in law for all other compensation arising from such expropriation, including, without limitation, all compensation for the value of Tenant's leasehold interest in the Premises, all of which shall be the property of Landlord, and all of such Tenant's rights in respect of such expropriation, excluding only rights in respect of relocation costs and business interruption, shall be and are hereby assigned to Landlord; to give effect to such assignment to Landlord, Tenant will execute such further documents as are necessary, in Landlord's opinion, to effect such assignment, within ten (10) days after demand; and (ii) this Lease shall continue in full force and effect in accordance with its terms unless and until the date on which this Lease is terminated as a result of such expropriation;

(b)  If the whole or any part of the Project shall be expropriated, then subject to the foregoing provisions respecting expropriation of the Premises: (i) all compensation resulting from such expropriation will be the absolute property of Landlord and all of Tenant's rights, if any, to any such compensation shall be and are hereby assigned to Landlord; Tenant will execute such further documents as are necessary, in Landlord's opinion, to effect such assignment within ten (10) days after demand; and (ii) this Lease shall continue in full force and effect in accordance with its terms unless and until terminated as a result of such expropriation.

19.  MISCELLANEOUS

19.1  Notices

All Notices will be delivered by messenger or sent by prepaid registered Canadian mail, at the Address for Service of Notice on Tenant and if to Landlord at the Address for Service of Notice on Landlord, all as provided in subsection 1(j) hereof.

All such Notices will be conclusively deemed to have been given and received upon the day the same is delivered by messenger or, if mailed as aforesaid, four (4) business days (excluding Saturdays, Sundays, holidays and days upon which regular postal service is interrupted or unavailable for any reason)_ after the same is mailed as aforesaid. Any party may at any time by Notice to the other change the Address for Service of Notice on it. If two or more Persons are named as Tenant, any Notice given hereunder shall be sufficiently given if delivered or mailed in the foregoing manner to any one of such Persons.

19.2  Planning Act

This Lease is entered into subject to the provisions of and compliance with the provisions of all applicable legislation dealing with planning restrictions. If the Term, including any rights of renewal under this Lease, shall be expressed to extend for a period in excess of the maximum period for which a lease may be granted without the consent of the body having jurisdiction pursuant to such legislation ("Maximum Period") then, until any necessary consent to this Lease is obtained pursuant to the provisions of the applicable legislation, on terms and conditions acceptable to Landlord in its sole discretion, the Term together with any rights of renewal pursuant to this Lease shall be conclusively deemed to extend for the Maximum Period less one (1) day from the Commencement Date; Tenant will cooperate with Landlord in making application for any such consent. The cost of applying for and obtaining such consent shall be shared equally between Landlord and Tenant.

19.3  Complete Agreement

It is understood and agreed that (other than and to the extent of the construction provisions contained in an agreement to lease between the parties respecting the Premises, if any), this Lease (including the schedules exhibits and appendices attached to it) constitutes the complete agreement between the parties and that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Lease or the tenancy created hereby, expressed or implied, collateral or otherwise, except as expressly set forth herein. Tenant acknowledges that no representatives of Landlord are authorized to make on Landlord's behalf any covenants, representations, agreements, warranties or conditions of any kind or in any manner whatsoever other than as expressly set forth in writing in this Lease in the form in which it is executed by Landlord.

No amendment to this Lease shall be binding upon Landlord unless the same is in writing and executed by Landlord.

19.4  Time of the Essence

Time is of the essence of this Lease and all parts hereof.

19.5  Applicable Law

This Lease shall be governed by and interpreted in accordance with the laws of the Province of Ontario. The parties agree that the Courts of Ontario shall have jurisdiction  to determine any matters arising hereunder, except to the extent, if any, expressly provided to the contrary herein, and the parties hereby attorn to the jurisdiction of the Courts of Ontario.

19.6  Severability

If any provision of this Lease or any portion thereof or the application of any of the same is illegal, unenforceable or invalid, it shall be considered separate and severable from this Lease and all of the remaining provisions hereof shall remain in full force and effect as though any such provision of this Lease or any portion thereof had not been included in this Lease but such provision of this Lease or portion hereof shall nonetheless continue to be enforceable to the full extent permitted by law.

19.7  Section Numbers and Headings

The table of contents of this Lease and all section numbers and all headings are inserted as a matter of convenience only and shall in no way limit or affect the interpretation of this Lease.

19.8  Interpretation

Whenever a word importing singular or plural is used in this Lease such word shall include the plural and singular respectively. Subject to the express provisions contained in this Lease, words such as "hereof ', "herein", "hereby", "hereinafter· . and "hereunder" and all similar words or expressions shall refer to this Lease as a whole and not to any particular section, or portion hereof being less than the whole.

19.9  Successors

This Lease and all portions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, assigns and other legal representatives excepting only that this Lease shall not enure to the benefit of any of such parties unless and only to the extent expressly permitted pursuant to the provisions of this Lease.

19.10  Acting Reasonably

Wherever a determination or consent is to be made or given by either of the parties hereto, unless expressly provided herein to the contrary, such determination and consent shall be made or given acting reasonably.

19.11  Joint and Several

If there is at any time more than one Tenant or more than one Person constituting Tenant, their covenants shall be considered to be joint and several and shall apply to each and every one of them. If Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of Tenant pursuant to this Lease, whether or not such Person ceases to be a member of such partnership or its successor.

19.12  Privacy Policy

Tenant consents to Landlord collecting, using and disclosing the personal information in this Lease or otherwise collected by or on behalf of Landlord or its agents, affiliates, or service providers, for the purposes of:

(a)  determining the suitability of Tenant, both for the Term and any renewal or extension thereof;

(b)  taking action for collection of Rent in the event of an Event of Default; and

(c)  facilitating any pre-authorized payment plan adopted by the parties hereto.

Consent under this Lease includes consent to the disclosure by Landlord of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers.

Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of Tenant and other individuals whose personal information is provided to or collected by or on behalf of Landlord in connection with this Lease.

To the extent Landlord uses a managing agent, consent under this Lease includes consent for the managing agent to do all such things on behalf of Landlord. Landlord's current managing agent is Bentall Kennedy (Canada) Limited Partnership ("Bentall Kennedy"). Tenant also consents to the terms of Bentall Kennedy's Privacy Policy, a copy of which is available at www.bentallkennedy.com, and to the collection, use and disclosure of personal information in accordance with such privacy policy.

20.  LIMITATION OF LIABILITY

If Landlord or any assignee of the beneficial rights of Landlord is ever a Real Estate Investment Trust or other trust (a "Trust"), then Tenant acknowledges and confirms that the obligations of Landlord hereunder are not and will not be binding on a trustee of the Trust, any registered or beneficial holder of one or more units of a Trust or other beneficiaries ("Unitholder") or any annuitant under a plan of which such a Unitholder acts as trustee or carrier, or any officers, employees or agents of the Trust during the Term or any extension or renewal thereof and that resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing. Tenant's recourse, if any, in respect of the obligations of the Trust shall be limited to the Trust's interest in the Project.

21.  INDEPENDENT LEGAL ADVICE/FREELY NEGOTIATED

(a)  The parties hereto acknowledge and covenant that the provisions of this Lease have been freely and fully discussed and negotiated and that the execution and delivery of this Lease constitutes and is deemed to constitute full and final proof of the foregoing statement.

(b)  Tenant acknowledges the suggestion of Landlord that, before executing this Lease, Tenant should obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed this Lease.

The undersigned officers of Tenant hereby represent and warrant to Landlord that Tenant is a corporation in good standing and duly organized under the Laws of the Province of Ontario, or if chartered in a province other than the Province of Ontario, is a corporation in good standing and duly organized under the Laws of such province and is authorized to do business in the Province of Ontario and that this Lease has been validly executed and delivered by Tenant and is valid and enforceable against Tenant.

Schedule "A"

LEGAL DESCRIPTION OF PROJECT

4141 Sladeview Crescent

Part of PIN 13404-0018 (LT)

Parcel Block 18-2, Section 43M-781; Blocks 18 and 19, Plan 43M-781, City of Mississauga, Regional Municipality of Peel;

SUBJECT TO rights of way and easement in favour of Part of Blocks 15, 16, 17, 25, 26 & 27, Plan 43M-781, designated as Parts 3, 4, 7, 8, 9, 10, 11, 16, 17, 18, 19, 28 to 39, 48 to 62, 64 & 65, Plan 43R-2 l125 over: (1) a row over Part of Blocks 18 & 24, Plan 43M-781, Parts 5, 6, 42 & 63, Plan 43R-21125; (2) an easement over Part of Blocks 18 & 24, Plan 43M-781, designated as Parts 5, 6, 42 & 63, Plan 43R-2 l125; (3) a row over Part of Blocks 18 & 24, Plan 43M-781, designated as Parts 5, 6, 42 & 63, Plan 43R-2l125 as in Instrument LTl579180;

SUBJECT TO a transfer of easement as in Instrument LT643209;

SUBJECT TO a transfer of easement as in Instrument LT803093; and

SUBJECT TO a transfer of easement as in Instrument LT803095.

4120 Ridgeway  Drive

Part of PIN 13404-0018 (LT)

Parcel  Block  18-2, Section 43M-781;  Blocks  22, 23  & 24, Plan  43M-781,  City  of Mississauga,  Regional Municipality of Peel;

SUBJECT TO rights of way and easement in favour of Part of Blocks 15, 16, 17, 25, 26 & 27, Plan 43M-781, designated as Parts 3, 4, 7, 8, 9, 10, 11, 16, 17, 18, 19, 28 to 39, 48 to 62, 64 & 65, Plan 43R-2 l125 over: (1) a row over Part of Blocks 18 & 24, Plan 43M-781, Parts 5, 6, 42 & 63, Plan 43R-21125;(2) an easement over Part of Blocks 18 & 24, Plan 43M-781, designated as Parts 5, 6, 42 & 63, Plan 43R-21125; (3) a row over Part of Blocks 18 & 24, Plan 43M-78 l, designated as Parts 5, 6, 42 & 63, Plan 43R-21125 as in Instrument LT1579180;

SUBJECT TO a transfer of easement as in Instrument LT643209;

SUBJECT TO a transfer of easement as in Instrument LT803093; and

SUBJECT TO a transfer of easement as in Instrument LT803095.

Schedule ''B" OUTLINE PLAN OF PREMISES

Schedule "C"

RENT DEPOSIT AGREEMENT

TIDS RENT DEPOSIT AGREEMENT is dated October 29, 2013, and is made

B E T W E E N:

CONVERTED CARBON TECHNOLOGIES CORP.

(hereinafter called "Tenant")

                                        OF THE FIRST PART

- and -

2725312 CANADA INC.

(hereinafter called "Landlord")

                                        OF THE SECOND PART

WHEREAS:

A.
By a lease of even date ("Lease") between Landlord and Tenant, Landlord leased to Tenant premises known as Unit 37 (the "Premises") in the building municipally known  as 4120 Ridgeway Drive, Mississauga, Ontario, as more particularly described in the Lease, for a term of five (5) years, commencing on December 1, 2013 and expiring on November 30, 2018;

B.
To induce Landlord to enter into the Lease, Tenant will, concurrently with its execution and delivery to Landlord of the Lease and this Agreement, deliver to Landlord a rent deposit in the amount of  Six Thousand, Four Hundred, Sixteen Dollars and Seventy-Eight Cents ($6,416.78), to  be  held  without interest on the terms and conditions set out in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by the parties hereto, the parties hereto make the following agreement:

1.
Upon Landlord's receipt thereof the amount of Two Thousand, Four Hundred, Sixteen Dollars and Seventy-Eight Cents ($2,416.78) shall be applied toward first Rent accruing due under the Lease and Landlord shall hold the balance of Four Thousand Dollars ($4,000.00) (the "Rent Deposit"), without interest, as a prepayment of the Rent payable by Tenant under the Lease during the Term and any renewals or extensions thereof and any tenancy resulting from an overholding, and to secure and may be applied against the other amounts referred to in paragraph 7 below.

2.
If at any time any Rent payable under the Lease shall be overdue, all or any portion of the Rent Deposit shall, at Landlord's option, be applied to the payment of any Rent then due and owing. Further, if Tenant defaults in the performance of any of the terms, covenants, conditions and provisions of the Lease as and when the same are due to be performed by Tenant, then all or any part of the Rent Deposit shall, at Landlord's option, be applied on account of any losses or damages sustained by Landlord as a result of such default.

3.
If all or any part of the Rent Deposit is applied by Landlord on account of the payment of Rent or on account of any default or any losses or damages sustained by Landlord as aforesaid, then Tenant shall, within three (3) days after demand from Landlord, remit to Landlord a sufficient amount in cash or by certified cheque to restore the Rent Deposit to the original sum required to be deposited as set forth herein plus interest on the amount of such default, loss or damages sustained by Landlord at a rate of three (3%) percent per annum in excess of the rate of interest known as the prime rate of interest charged by Landlord's bank in Ontario and which serves as the basis on which other interest rates are calculated for Canadian dollar loans in Ontario from time to time, from the date of default to the date the Rent Deposit is restored as aforesaid.

4.	If:

(i)	Tenant complies with all of the terms, covenants, conditions and provisions under the Lease;

(ii)	the Lease has not been Disclaimed (as hereinafter defined) or terminated for any reason prior to the natural expiry date,

then, to the extent the Rent Deposit remains in Landlord's possession and has not been  applied to any of Tenant's obligations hereunder or under the Lease, Landlord shall return the balance of the Rent Deposit to Tenant within thirty (30) days after the expiry of the Lease.

5.
Landlord may deliver the Rent Deposit, or such portion thereof remaining on hand to the credit of Tenant, to any purchaser, mortgagee or assignee of Landlord's interest in the Premises or the Project under the Lease or in the Lease and thereupon Landlord shall be and is hereby discharged from any further liability with respect to the Rent Deposit.

6.
In the event of any bankruptcy, insolvency, winding-up or other creditors' proceeding, the Rent  Deposit shall be the absolute property of Landlord and shall, at Landlord's  option, be automatically  appropriated and applied against the Rent and any other amounts referred to in paragraph 7 below.

7.
The Rent Deposit shall secure and may, at Landlord's option, be applied on account of any one or more of the following: (i) the due and punctual payment of all Rent and all other amounts of any kind whatsoever payable under the Lease by Tenant whether to Landlord or otherwise and whether or not relating to or payable in respect of the Premises, including, without  limitation, any amount which would have become payable under the Lease to the date of the expiry of the Lease had the Lease not been Disclaimed or terminated; (ii) the prompt and complete performance of all obligations contained in the Lease on the part of Tenant to be kept, observed and performed; (iii) the due and punctual payment of all other amounts payable by Tenant to Landlord; (iv) intentionally deleted; (v) the indemnification of Landlord in respect of any losses, costs or damages incurred Landlord arising out of any failure by Tenant to pay any rent or other amounts payable under the Lease or resulting from any failure by Tenant to observe or perform any of the other obligations contained in the Lease; (vi) liquidated damages in compensation  for the money spent by Landlord with respect to the Premises to make them ready for Tenant's use and occupancy; (vii) the reduction in value of the Premises as a result of Tenant's default; (viii) the  performance  of  any obligation which Tenant would have been obligated to perform to the date of the expiry of the Lease had the Lease not been Disclaimed or terminated; (ix) the losses or damages suffered by Landlord as a result of the Lease being Disclaimed or terminated or (x) the repayment of the unamortized portion as of the date the Lease is disclaimed or terminated of any allowances, inducements or other incentives paid by Landlord  in conjunction with the Lease.

8.
The rights of Landlord hereunder in respect of the Rent Deposit shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of  the release or discharge of Tenant or Indemnifier, if any, in any receivership, bankruptcy, insolvency, winding-up or other creditor's proceedings, including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of the Lease (individually and collectively referred to herein as "Disclaimed") in any such proceedings and shall continue with respect to the periods thereto and thereafter as if the Lease had not been Disclaimed.

9.	Capitalized expressions used herein have the same meaning as defined in the Lease unless separately defined herein.

10.	Time in all respects shall be of the essence.

balance of page  left intentionally blank...

11.
If Landlord or any assignee of the beneficial rights of Landlord is ever a Real Estate Investment Trust or other trust (a "Trust"), then Tenant acknowledges and confirms that the obligations of Landlord hereunder are not and will not be binding on a trustee of the Trust, any registered or beneficial holder of one or more units of a Trust or other beneficiaries ("Unitholder") or any annuitant under a plan of which such a Unitholder acts as trustee or carrier, or any officers, employees or agents of the Trust during the Term or any extension or renewal thereof and that resort shall not be had to, nor shall recourse or satisfaction be sought from, any of the foregoing or the private property of any of the foregoing. Tenant's recourse, if any, in respect of the obligations of the Trust shall be limited to the Trust's interest in the Project.

12.	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

The undersigned officers of Tenant hereby represent and warrant to Landlord that Tenant is a corporation in good standing and duly organized under the Laws of the Province of Ontario, or if chartered in a province other than the Province of Ontario, is a corporation in good standing and duly organized under the Laws of such province and is authorized to do business in the Province of Ontario and that this Agreement has been validly executed  and delivered by Tenant and is valid and enforceable against Tenant.

SCHEDULE "E" RULES AND REGULATIONS

1.	No cooking or preparation of food which requires venting or produces odours shall be permitted in the Premises.

2.	No Person shall use the Premises for sleeping apartments or residential purposes.

3.	No musical instruments or sound producing equipment or amplifiers which may be heard outside the Premises shall be played or operated on the Premises.

4.	Tenant will not use the Premises for the storage of personal effects or articles other than those required for business purposes.

5.
If any emergency situation arises, Tenant will cause all occupants of the Premises to vacate the Building if directed to do so by Landlord or any public authority in the manner prescribed by Landlord or such public authority.

6.	Tenant will not cause unnecessary labour by reason of carelessness and indifference to the preservation of good order and cleanliness in the Premises and in the Building.

7.	No animals (except seeing eye dogs) shall be brought or kept in or about the Building.

8.	Canvassing, soliciting and peddling in the Building are prohibited and Tenant will co-operate to prevent the same.

9.
The sidewalks, entries, passages and staircases shall not be obstructed or used by Tenant or its employees, agents, visitors or licensees for any purpose other than ingress to and egress from the Premises. Nothing shall be thrown by Tenant, its employees, agents, visitors or licensees, out of the windows or doors, or into the entries, passages, escalators, elevators or staircases of the Building. Landlord reserves entire control of the sidewalks, entries, passages, escalators, elevators, staircases, and corridors which are not expressly included within this Lease, and shall have the right, but not the obligation, to make such repairs, replacements, alterations, additions, decorations and improvements thereto and to place such signs and appliances therein, as it may deem advisable, provided that ingress to and egress from the Premises is not unduly impaired thereby.

10.
Landlord shall have the right to prohibit any advertising of or by Tenant, which in Landlord's opinion, tends to impair the reputation of the Building or its desirability as a building for offices or for financial, insurance and other institutions and businesses of a like nature. Upon notice from Landlord, Tenant will refrain from or discontinue such advertising.

11.	Tenant will not allow smoking in the Premises.

12.	Tenant will co-operate with Landlord's efforts to stipulate designated smoking areas away from public entrances.

13.	Tenant will not install window shades, curtains or blinds of any kind or colour other than Building standard shades, curtains or blinds, without the prior written approval of Landlord.

14.	If any apparatus used or installed by Tenant requires a permit as a condition for installation, Tenant must provide a copy of such permit to Landlord prior to such installation.

15.
Notice shall be given by Tenant to Landlord with respect to Tenant's intention to place any heavy material or thing within the Premises and all details and specifications thereof shall be supplied to Landlord's structural engineers for its approval and Tenant will comply with the directions of Landlord or its structural engineer in respect thereof.  Any and all engineer's costs for consultation shall be treated as Excess Costs.

16.
Tenant will provide written notice to Landlord any time Tenant changes the exterior locks to the Premises. All lock changes shall be completed by reputable contractors which have received Landlord's prior written approval, not to be unreasonably withheld. Tenant will deliver all keys to the Premises to Landlord prior to the expiry or earlier termination of this Lease.

17.
In accordance with the Building fire and life safety plan, Tenant will designate sufficient personnel within the Premises to act as fire warden. The fire warden will be given instructions by Landlord or its authorized representative(s) on procedures to take in the event of a fire or other emergency and they shall participate in the necessary fire drills and procedures as required in accordance with The Ontario Fire Code and the Fire Protection and Prevention Act, 1997, and any other life safety or Health Emergency drills and procedures which may be implemented by Landlord for the Project from time to time.

18.
Tenant agrees to observe all reasonable rules and regulations regarding the security and protection of the Building and the tenants thereof including, without limitation, the right of Landlord to search the Person of and/or any article carried by any Person entering or leaving the Building.

19.	Tenant agrees to report all water leaks promptly to Landlord.

20.	Overnight use of the Parking Facilities is strictly prohibited.

21.	Use of portable storage containers outside the Premises is strictly prohibited.

22.
Parking spaces shall be made available for use by Tenant in the Parking Facilities on a first-come-first served basis, in common with other users of the Project, in such areas as are designated by Landlord from time to time. There shall be no license fee payable by Tenant for its use of the parking spaces but, for greater certainty, Tenant will continue to be responsible for its Proportionate Share or share, as the case may be, of Operating Costs, the Management Fee and Realty Taxes attributable to the Parking Facilities. Landlord shall have no obligation to supervise or police the use of the Parking Facilities and Tenant hereby understands and agrees that its use of the Parking Facilities, and the use of the Parking Facilities by Tenant's Parties and any others, shall be at their sole risk and, for greater certainty, Landlord  is not responsible for theft of or damage to any vehicle or its equipment or articles left in any vehicle on the Parking Facilities. Upon request, Tenant will deliver to Landlord up-to-date information as to the owner, licence plate number and description of each automobile authorized to use such parking spaces. Landlord may, from time to time, make and amend such rules and regulations for the management and operation of the Parking Facilities as Landlord shall determine and Tenant, and all Persons under its control, shall be bound by, and shall comply with, all of such rules and regulations of which notice is given to Tenant from time to time, and all of such rules and regulations shall be deemed to be incorporated into and form a part of this Lease. For emphasis only, and without affecting or limiting the meaning of any provision of this Lease, it is agreed that the following sections of this Lease apply to the rights granted to Tenant hereunder in respect of the Parking Spaces, namely Sections 13.4 ("Consequential Damage") and 13.5 ("Indemnity of Landlord"). No motor vehicle other than a private passenger automobile, station wagon, van or motorcycle shall be parked on or in any part of the Common Facilities of the Project, including without limitation the Parking Facilities, nor shall any storage, washing or repairs (other than emergency repairs immediately necessary for operation of a vehicle) be made to any motor vehicle in or on any of the Common Facilities, including without limitation the Parking Facilities, and no motor vehicle shall be driven on any part of the Common Facilities other than on a driveway or in the Parking Facilities.

23.
Tenant agrees that the rules and regulations hereinabove stipulated, and such other and further rules and regulations as Landlord may make, being in its judgment needful for the reputation, safety, care or cleanliness of the Building and Premises, or the operation, maintenance or protection of the Building and its equipment, or the comfort of tenants, shall be faithfully observed and performed by Tenant, and by its employees, agents, visitors and licensees. Landlord shall have the right to change said rules and regulations and to waive in writing or otherwise, any or all of the said rules and regulations in respect of any one or more tenants, and Landlord shall not be responsible to Tenant for non-observance or violation of any of said rules and regulations by any other tenant or other Person. The provisions of the rules and regulations shall not be deemed to limit any obligation or provision of this Lease to be performed or fulfilled by Tenant.